Exhibit 2.1
EXECUTION COPY AGREEMENT AND PLAN OF MERGER BY AND AMONG FIRST FINANCIAL CORPORATION, CS SUBSIDIARY, INC., AND CEDARSTONE FINANCIAL, INC. DATED AS OF NOVEMBER 6, 2025

EXECUTION COPY

TABLE OF CONTENTS

ARTICLE I. THE MERGER		2
1.01	GENERAL DESCRIPTION	2
1.02	ABSENCE OF CONTROL	3
1.03	BANK MERGER	3
1.04	APPRAISAL RIGHTS.	3
1.05	RESERVATION OF RIGHT TO REVISE STRUCTURE.	4
1.06	POST-CLOSING MERGER.	4
ARTICLE II. MANNER AND BASIS OF EXCHANGE OF STOCK		4
2.01	MERGER CONSIDERATION.	4
2.02	EXCHANGE PROCEDURES.	5
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF CEDARSTONE		6
3.01	ORGANIZATION AND AUTHORITY	7
3.02	AUTHORIZATION.	8
3.03	CAPITALIZATION.	9
3.04	ORGANIZATIONAL DOCUMENTS	10
3.05	COMPLIANCE WITH LAW.	10
3.06	LITIGATION AND PENDING PROCEEDINGS.	12
3.07	FINANCIAL STATEMENTS AND REPORTS	12
3.08	MATERIAL CONTRACTS	13
3.09	ABSENCE OF UNDISCLOSED LIABILITIES.	14
3.10	TITLE TO PROPERTIES	15
3.11	LOANS AND INVESTMENTS.	17
3.12	INDEBTEDNESS	18
3.13	NO SHAREHOLDER RIGHTS PLAN	18
3.14	EMPLOYEE BENEFIT PLANS.	18
3.15	LABOR AND EMPLOYMENT MATTERS.	23
3.16	OBLIGATIONS TO EMPLOYEES.	24
3.17	TAXES, RETURNS AND REPORTS.	24
3.18	DEPOSIT INSURANCE.	25
3.19	INSURANCE.	26
3.20	BOOKS AND RECORDS.	26
3.21	BROKER'S, FINDER'S OR OTHER FEES.	26
3.22	INTERIM EVENTS.	27
3.23	INSIDER TRANSACTIONS	28
3.24	INDEMNIFICATION AGREEMENTS.	28
3.25	SHAREHOLDER APPROVAL	29
3.26	INTELLECTUAL PROPERTY	29
3.27	INFORMATION TECHNOLOGY.	30
3.28	COMMUNITY REINVESTMENT ACT.	31
3.29	BANK SECRECY AND ANTI-MONEY LAUNDERING COMPLIANCE	31
3.30	AGREEMENTS WITH REGULATORY AGENCIES.	32
3.31	APPROVAL DELAYS	32
3.32	INTERNAL CONTROLS	32
3.33	FIDUCIARY ACCOUNTS	33
3.34	FAIRNESS OPINION.	33
3.35	DISCLAIMER	33
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF FFC		34
4.01	ORGANIZATION AND AUTHORITY	34

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4.02	AUTHORIZATION.	34
4.03	COMPLIANCE WITH LAW.	35
4.04	ACCURACY OF INFORMATION PROVIDED TO CEDARSTONE.	36
4.05	LITIGATION AND PENDING PROCEEDINGS.	36
4.06	APPROVAL DELAYS.	36
4.07	NO SHAREHOLDER APPROVAL.	36
4.08	AGREEMENTS WITH REGULATORY AGENCIES.	37
4.09	AVAILABLE FUNDS; CAPITALIZATION.	37
4.10	BROKER.	37
4.11	DISCLAIMER.	37
ARTICLE V. CERTAIN COVENANTS		38
5.01	SHAREHOLDER APPROVAL.	38
5.02	OTHER APPROVALS.	38
5.03	CONDUCT OF BUSINESS.	38
5.04	INSURANCE.	43
5.05	ACCRUALS FOR LOAN LOSS RESERVE AND EXPENSES.	43
5.06	ACQUISITION PROPOSALS.	44
5.07	CHANGES AND SUPPLEMENTS TO DISCLOSURE SCHEDULES.	47
5.08	FAILURE TO FULFILL CONDITIONS; COOPERATION.	47
5.09	ACCESS; INFORMATION.	47
5.10	FINANCIAL STATEMENTS.	48
5.11	ENVIRONMENTAL.	48
5.12	GOVERNMENTAL REPORTS AND SHAREHOLDER INFORMATION.	50
5.13	ADVERSE ACTIONS.	50
5.14	EMPLOYEE BENEFITS AND EMPLOYEES.	50
5.15	TERMINATION OF 401(K) PLAN.	51
5.16	DISPOSITION OF WELFARE BENEFIT AND SEC. 125 PLANS.	52
5.17	CEDARSTONE BANK MERGER.	52
5.18	COOPERATION ON CONVERSION OF SYSTEMS.	52
5.19	INSTALLATION/CONVERSION OF EQUIPMENT.	53
5.20	TERMINATION OF CONTRACTS.	53
5.21	ACCURACY OF INFORMATION PROVIDED TO FFC.	53
ARTICLE VI. COVENANTS OF FFC		54
6.01	APPROVALS.	54
6.02	EMPLOYEE BENEFIT PLANS AND EMPLOYEE PAYMENTS.	54
6.03	ADVERSE ACTIONS.	56
6.04	D&O INSURANCE AND INDEMNIFICATION.	56
6.05	CHANGES AND SUPPLEMENTS TO FFC DISCLOSURE SCHEDULES.	57
6.06	TAX MATTERS.	58
6.07	FAILURE TO FULFILL CONDITIONS; COOPERATION.	59
ARTICLE VII. CONDITIONS PRECEDENT TO THE MERGER		59
7.01	CONDITIONS PRECEDENT TO FFC'S OBLIGATIONS.	59
7.02	CONDITIONS PRECEDENT TO CEDARSTONE'S OBLIGATIONS.	62
ARTICLE VIII. TERMINATION OF MERGER		63
8.01	TERMINATION.	63
8.02	EFFECT OF TERMINATION.	65
ARTICLE IX. EFFECTIVE TIME OF THE MERGER		66
ARTICLE X. CLOSING		67
10.01	CLOSING DATE AND PLACE.	67
10.02	DELIVERIES.	67

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ARTICLE XI. MISCELLANEOUS.....68

11.01 EFFECTIVE AGREEMENT.....68
11.02 WAIVER; AMENDMENT.....68
11.03 NOTICES.....68
11.04 HEADINGS.....69
11.05 SEVERABILITY.....69
11.06 COUNTERPARTS; FACSIMILE.....69
11.07 GOVERNING LAW; SPECIFIC ENFORCEMENT; JURY TRIAL.....70
11.08 ENTIRE AGREEMENT.....70
11.09 SURVIVAL OF REPRESENTATIONS, WARRANTIES OR COVENANTS.....70
11.10 EXPENSES.....71
11.11 INTERPRETATION; EFFECT.....71

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AGREEMENT AND PLAN OF MERGER PAGE 1 AGREEMENT AND PLAN OF MERGER THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated to be effective as of the 6th day of November, 2025, by and among FIRST FINANCIAL CORPORATION, an Indiana corporation (“FFC”), CS Subsidiary, Inc., a Tennessee corporation (“Merger Sub”), and CedarStone Financial, Inc., a Tennessee corporation (“CedarStone”). WITNESSETH: WHEREAS, FFC is an Indiana corporation registered as a bank holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), with its principal office located in Terre Haute, Indiana; WHEREAS, Merger Sub is a Tennessee corporation and a wholly owned subsidiary of FFC, with its principal office located in Terre Haute, Indiana; WHEREAS, CedarStone is a Tennessee corporation registered as a bank holding company with the FRB under the BHC Act, with its principal office located in Lebanon, Tennessee; WHEREAS, FFC and CedarStone seek to affiliate through a corporate reorganization whereby Merger Sub will merge with and into CedarStone, with CedarStone as the surviving corporation, and thereafter or simultaneously therewith, CedarStone Bank, a Tennessee chartered commercial bank and wholly owned subsidiary of CedarStone (“CedarStone Bank”), will be merged with and into First Financial Bank, National Association, a national banking association and wholly owned subsidiary of FFC (“First Financial Bank”); WHEREAS, immediately following the merger of Merger Sub with and into CedarStone, with CedarStone as the surviving corporation under the name CS Subsidiary, Inc., CS Subsidiary, Inc. (f/k/a CedarStone Financial, Inc.) will merge with and into FFC, with FFC as the surviving corporation; and WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the merger provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of merger. NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of Merger Sub with and into CedarStone, and the mode of carrying such merger into effect as follows:

AGREEMENT AND PLAN OF MERGER PAGE 2 ARTICLE I. THE MERGER 1.01 General Description. Upon the terms and subject to the conditions of this Agreement, in accordance with the Tennessee Business Corporation Act (“TBCA”), at the Effective Time (as defined in Article IX), Merger Sub shall merge with and into CedarStone (the “Merger”). CedarStone shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) as a wholly-owned subsidiary of FFC and shall continue its corporate existence under the laws of the State of Tennessee. At the Effective Time, the separate corporate existence of Merger Sub shall terminate. (a) Name, Officers and Directors. The name of the Surviving Corporation shall be “CS Subsidiary, Inc.” and its principal office shall be located at 900 West Main Street, Lebanon, Tennessee 37807. The officers of Merger Sub serving at the Effective Time shall serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of Merger Sub at the Effective Time, until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director. (b) Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of CedarStone in existence at the Effective Time, as amended pursuant to Section 1.01(a), shall remain the Certificate of Incorporation and Bylaws of the Surviving Corporation following the Effective Time, until such Certificate of Incorporation and Bylaws shall be further amended as provided by applicable Law (as defined in Section 3.05(a)). (c) Effect of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the TBCA. (d) Integration. At the Effective Time and subject to the terms and conditions of this Agreement, the parties hereto currently intend to effectuate, or cause to be effectuated, the Merger, pursuant to the terms of this Agreement, and the TBCA. If required, the parties agree to enter into a separate short-form plan of merger evidencing the terms required by applicable Law. The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger in accordance with the terms and conditions hereof. (e) Intended Tax Treatment. The parties acknowledge and agree that for U.S. federal income tax purposes and consistent with IRS Revenue Ruling 90-95, 1990-2 CB 67, Situation 2, (i) the Merger is intended to be treated as a taxable purchase of the CedarStone Common Stock issued and outstanding (other than the Exempt CedarStone Stock and Dissenting Shares) immediately prior to the Effective Time by FFC and (ii) subsequently, the merger of CS Subsidiary, Inc. (f/k/a CedarStone Financial, Inc.) into FFC is intended to constitute a complete

AGREEMENT AND PLAN OF MERGER PAGE 3 liquidation of CedarStone into FFC, and, this Agreement will be and hereby is adopted as a “plan of liquidation,” in each case within the meaning of Section 332 of the Code. The Parties shall (and shall cause their respective Affiliates to) prepare and timely file all relevant tax returns on a basis consistent with the foregoing and take no inconsistent position on any U.S. federal income tax return, in any audit or similar proceeding relating to U.S. federal income Taxes before any Governmental Authority, or otherwise, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. Law). 1.02 Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither FFC or Merger Sub, on the one hand, nor CedarStone, on the other hand, by reason of this Agreement shall be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, the other parties or any of their respective Subsidiaries (as defined in the introductory paragraph to Article III) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other parties or any of their respective Subsidiaries. 1.03 Bank Merger. Immediately subsequent to the merger of Surviving Corporation into FFC as contemplated by Section 1.06, CedarStone Bank will merge with and into First Financial Bank (the “Bank Merger”). First Financial Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of CedarStone Bank shall cease. FFC and CedarStone shall cause First Financial Bank and CedarStone Bank to enter into the agreement and plan of merger attached hereto as Exhibit 1.03 (the “Bank Merger Agreement”) within five (5) days of the date of this Agreement. CedarStone shall cause CedarStone Bank, and FFC shall cause First Financial Bank, to execute such articles of merger, certificates of merger, and such other documents and certificates as are necessary to make the Bank Merger effective following the Effective Time at a time determined pursuant to this Section 1.03. 1.04 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of the common stock of CedarStone, par value of $1.00 per share, (the “CedarStone Common Stock”) which are issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto (“Dissenting Shares”) in accordance with the TBCA will not be converted into the right to receive the Merger Consideration, but will be entitled in lieu thereof to receive payment of the fair value of their Dissenting Shares in accordance with the provisions of the TBCA unless and until the holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the TBCA. If, after the Effective Time, any holder fails to perfect or effectively withdraws or loses their rights referred to in the preceding sentence, the applicable holder’s shares of CedarStone Common Stock will thereupon be treated as if the shares had been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Section 2.01, without any interest thereon. CedarStone will give FFC prompt notice of any

AGREEMENT AND PLAN OF MERGER PAGE 4 notices of intent to demand payment under the TBCA received by CedarStone with respect to shares of CedarStone Common Stock. Prior to the Effective Time, CedarStone will not, except with the prior written consent of FFC (which consent shall not be unreasonably withheld, conditioned, or delayed), make any payment with respect to, or settle or offer to settle, any demands referred to in this Section 1.04. 1.05 Reservation of Right to Revise Structure. At FFC’s election, the Merger may alternatively be structured so that (a) CedarStone is merged with and into FFC, (b) CedarStone is merged with and into any direct or indirect wholly owned subsidiary of FFC, or (c) any direct or indirect wholly owned subsidiary of FFC is merged with and into CedarStone; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration (as hereinafter defined) to the holders of the CedarStone Common Stock, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, (iii) alter or amend the obligations of FFC to pay the Merger Consideration, or (iv) adversely affect the tax consequences to CedarStone’s shareholders pursuant to this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such election. 1.06 Post-Closing Merger. The parties acknowledge that immediately subsequent to the Effective Time, the Surviving Corporation will be merged with and into FFC, with FFC as the surviving corporation. ARTICLE II. MANNER AND BASIS OF EXCHANGE OF STOCK 2.01 Merger Consideration. (a) Subject to the terms and conditions of this Agreement, at the Effective Time, other than Dissenting Shares, each share of CedarStone Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held as treasury stock of CedarStone and shares held directly or indirectly by FFC, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any, which shares are collectively referred to as the “Exempt CedarStone Stock”) shall become and be converted into the right to receive, in accordance with this Article II, nineteen dollars and twelve cents ($19.12) (the “Merger Consideration”), subject to adjustment as set forth in Section 2.01(c). (b) Subject to the terms and conditions of this Agreement, at the Effective Time, and as set forth on Schedule 2.01(b), each option on a share of CedarStone Common Stock (the “Option Shares”), Eighty-Two Thousand Four Hundred Twenty-Five (82,425) of which are subject to options, shall be canceled and shall become and be converted into the right to receive, in accordance with this Article II, (i) the Merger Consideration, minus (ii) the strike price of such Option Share as set forth on Schedule 2.01(b).

AGREEMENT AND PLAN OF MERGER PAGE 5 (c) If the CedarStone Adjusted Consolidated Shareholders’ Equity is less than Twenty Million Nine Hundred Eighty-Two Thousand Dollars ($20,982,000) (the “Minimum Equity Amount”), the aggregate amount to be paid by FFC pursuant to Section 2.01(a) and Section 2.01(b) shall be reduced, in the sole discretion of FFC, by an amount no greater than the amount determined pursuant to Exhibit 2.01(c). The amount of the Minimum Equity Amount shall be increased by One Hundred Twenty-Five Thousand Dollars ($125,000) on December 1, 2025 and by an additional One Hundred Twenty-Five Thousand Dollars ($125,000) on the first day of each month thereafter. (d) FFC shall pay or cause to be paid, to the Exchange Agent (as defined below) on the Closing Date in the aggregate, an amount equal to the sum of (i) (A) the Merger Consideration, multiplied by (B) the number of shares of CedarStone Common Stock issued and outstanding as of the Closing Date, and (ii) the product of (A) the number of Option Shares and (B) the Merger Consideration minus the strike price of such Option Share as set forth on Schedule 2.01(b), subject to adjustment as set forth in Section 2.01(c). (e) Each of FFC and First Financial Bank shall be entitled to deduct or withhold from any consideration payable pursuant to this Article II any amounts required to be deducted or withheld with respect to such payment under applicable tax law. If such amounts are so deducted or withheld and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. (f) Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of CedarStone Common Stock or Option Shares shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change. 2.02 Exchange Procedures. At and after the Effective Time, each certificate representing outstanding shares of CedarStone Common Stock (other than the Exempt CedarStone Stock and Dissenting Shares) shall represent only the right to receive the Merger Consideration and each Option Share shall represent only the right to receive the consideration set forth in Section 2.01(b), each in accordance with the terms of this Agreement. (a) Within five (5) Business Days after the Effective Time (and provided CedarStone has delivered to the Exchange Agent (as defined below) all information which is necessary for the Exchange Agent to perform its obligations hereunder), the exchange agent designated by FFC, which may be First Financial Bank or another affiliate of FFC (referred to when acting in such capacity as the “Exchange Agent”), shall mail to each holder of CedarStone Common Stock or Option Share a letter of transmittal providing instructions as to the transmittal to the Exchange Agent of such holder’s Option Share or stock certificates representing his or her shares

AGREEMENT AND PLAN OF MERGER PAGE 6 of CedarStone Common Stock (the “Old Certificates”) in exchange for the issuance of the Merger Consideration applicable thereto pursuant to the terms of this Agreement. (b) FFC shall cause a wire transfer of immediately available funds to the account of each respective holder of Option Shares or CedarStone Common Stock, which account shall be designated in writing by such holder to FFC in the letter of transmittal, in the amount of such holder’s proportionate share of the Merger Consideration to be delivered to such holder as soon as reasonably practicable, but no later than five (5) Business Days, after delivery to the Exchange Agent of the Old Certificates (or bond or other indemnity satisfactory to FFC if any of such certificates are lost, stolen, or destroyed) owned by such holder accompanied by a properly completed and executed letter of transmittal, in the form and substance mutually satisfactory to FFC and CedarStone, and any other documents required by this Agreement or reasonably requested by FFC or the Exchange Agent. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive pursuant to this Article II upon such delivery. (c) The stock transfer books of CedarStone shall be closed immediately upon the Effective Time, and from and after the Effective Time, there shall be no transfers on the stock transfer records of CedarStone of any shares of CedarStone Common Stock. If, after the Effective Time, Old Certificates are presented to FFC, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article II. (d) FFC and the Exchange Agent shall be entitled to rely upon CedarStone’s stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations, or other entities (each, a “Person”) entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party selected by FFC and thereafter the Exchange Agent and FFC shall each be relieved from any and all liability with respect to any claims thereto. (e) If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact (an “Affidavit of Lost Certificate”) by the Person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by FFC the posting by such Person of a bond or other indemnity satisfactory to FFC as indemnity against any claim that may be made against it with respect to such Old Certificate (an “Indemnity Bond”), the Exchange Agent will issue in exchange for such Affidavit of Lost Certificate, the Merger Consideration deliverable in respect thereof pursuant to, and in accordance with, the other terms and conditions of this Article II; provided, that FFC shall not require the posting of an Indemnity Bond in the event that the Person making such Affidavit of Lost Certificate is an individual and the aggregate amount of Merger Consideration to be paid to such Person pursuant to this Agreement is less than $5,000. (f) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all Exempt CedarStone Stock shall be cancelled and shall cease to exist, and no Merger Consideration shall be exchanged therefor.

AGREEMENT AND PLAN OF MERGER PAGE 7 (g) If outstanding certificates for shares of CedarStone Common Stock are not surrendered or the payment for them is not claimed prior to the date on which the Merger Consideration payable therefor would otherwise escheat to, or become the property of any governmental unit or agency, the unclaimed Merger Consideration shall, to the extent permitted by abandoned property and any other applicable Law, become the property of FFC (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled thereto. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of CedarStone Common Stock for any Merger Consideration or other amount properly delivered or paid to a public official pursuant to applicable abandoned property, escheat or similar laws. ARTICLE III. REPRESENTATIONS AND WARRANTIES OF CEDARSTONE On or prior to the date hereof, CedarStone has delivered to FFC a schedule (the “CedarStone Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V. As used in this Agreement, the term “Material Adverse Effect” means, with respect to FFC or CedarStone, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, properties, assets, liabilities, results of operations, value, or condition (financial or otherwise) of such party and its Subsidiaries (as set forth on Schedule 3.01(a) of the CedarStone Disclosure Schedule for CedarStone and Schedule 4.01(d) of the FFC Disclosure Schedule for FFC) taken as a whole; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (i) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or interpretations thereof, (ii) changes, after the date hereof, in laws, rules, or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or other Governmental Authorities, (iii) changes, after the date hereof, in global, national or regional political conditions (including any outbreak, continuation or escalation of acts of war (whether or not declared), cyberattacks, sabotage, an act of terrorism, or military actions) or in economic or market (including equity, credit and debt markets, as well as changes or fluctuations in interest rates, exchange rates or inflation) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (iv) occurrence of any hurricanes, earthquakes, tornados, floods or other natural disasters, man-made disasters or any outbreak of any epidemic, pandemic or other public health event or emergencies (including any law, directive or guideline issued by a Governmental Authority (as defined in Section 5.13) in response thereto), (v) public disclosure of the execution of this Agreement, public disclosure or consummation of the Merger and related transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees), actions expressly required or prohibited by this Agreement or actions taken with the prior written consent of the other party in contemplation of the Merger and related transactions contemplated by this Agreement, (vi) any

AGREEMENT AND PLAN OF MERGER PAGE 8 shareholder litigation arising out of, related to, or in connection with the Merger and the transactions contemplated by this Agreement that is brought or threatened against a party or any members of a party’s Board of Directors, (vii) a decline in the trading price of a party’s common stock, in and of itself, or the failure, in and of itself, to meet internal or published projections, forecasts, estimates or predictions, revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), or (viii) the expenses incurred by FFC or CedarStone in negotiating, documenting, effecting and consummating the Transactions; except, with respect to subclauses (i), (ii), (iii) and (iv), solely to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (b) the ability of such party to timely consummate the Merger and related transactions contemplated hereby. As used in this Agreement, and in relation to CedarStone or its Subsidiaries, “knowledge” means the actual or constructive knowledge of any of the following individuals, after reasonable inquiry of such individual’s direct reports: Robert L. McDonald, Chief Executive Officer and President of CedarStone and of CedarStone Bank; Ken Mattox, Chief Financial Officer of CedarStone and of CedarStone Bank; and Michael Dixon, Chief Credit Officer of CedarStone Bank. Accordingly, CedarStone hereby represents and warrants to FFC as follows, except as set forth in its Disclosure Schedule: 3.01 Organization and Authority. (a) CedarStone is a corporation duly organized and validly existing under the laws of the State of Tennessee and is a registered bank holding company under the BHC Act. CedarStone has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. A complete list of CedarStone’s Subsidiaries is set forth in Schedule 3.01(a) of the CedarStone Disclosure Schedule. Except for CedarStone Bank and as provided on Schedule 3.01(a)-2 of the CedarStone Disclosure Schedule, CedarStone owns directly no voting stock or equity securities of any corporation, partnership, association, or other entity. (b) CedarStone Bank is a bank chartered and existing under the laws of the State of Tennessee. CedarStone Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth on Schedule 3.01(b) of the CedarStone Disclosure Schedule, no Subsidiary of CedarStone owns voting stock or equity securities of any corporation, partnership, association, or other entity. CedarStone Bank does not currently engage, and has never engaged, in business under any trade, fictitious, or assumed business name.

AGREEMENT AND PLAN OF MERGER PAGE 9 3.02 Authorization. (a) CedarStone has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(d) and (e) hereof. This Agreement and its execution and delivery by CedarStone have been duly authorized and approved by the Board of Directors of CedarStone and, assuming due execution and delivery by FFC and Merger Sub, constitutes a valid and binding obligation of CedarStone, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditors’ rights. (b) Except as set forth on Schedule 3.02(b) of the CedarStone Disclosure Schedule, neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Charter or Bylaws of CedarStone or the charter documents of any of CedarStone’s Subsidiaries; (ii) conflicts with or violates any local, state, federal, or foreign law, statute, ordinance, rule, or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ, or decree; (iii) conflicts with, results in a breach of, or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment, or other instrument to which CedarStone or any of its Subsidiaries is a party or by which CedarStone or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance, or security interest, or results in the creation of any other rights or claims of any other party (other than FFC) or any other adverse interest, upon any right, property, or asset of CedarStone or any of its Subsidiaries; or (v) terminates, requires the consent of (or notice to) any Person, or gives any Person the right to terminate, accelerate, amend, modify, or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment, or other instrument to which CedarStone or any of its Subsidiaries is bound or with respect to which CedarStone or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits. (c) Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust, and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization, or approval of any Governmental Authority is necessary for consummation of the Merger by CedarStone. 3.03 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of CedarStone consists of (i) Ten Million (10,000,000) shares of CedarStone Common Stock, One Million Two Hundred Ninety-Eight Thousand One Hundred Sixty-Eight (1,298,168) shares of which are issued and outstanding, and (ii) One Million (1,000,000) shares of preferred stock, none of which are issued and outstanding. As of the Effective Time, there shall be One Million Two Hundred Ninety-Eight Thousand One Hundred Sixty-Eight (1,298,168) shares of CedarStone Common

AGREEMENT AND PLAN OF MERGER PAGE 10 Stock outstanding and no shares of preferred stock outstanding. Such issued and outstanding shares of CedarStone Common Stock have been duly and validly authorized by all necessary corporate action of CedarStone, are validly issued, fully paid, and non-assessable and have not been issued in violation of any preemptive rights. CedarStone has no capital stock authorized, issued, or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of stock or securities convertible into stock. Each share of CedarStone Common Stock is entitled to one vote per share. (b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of CedarStone are owned by CedarStone, directly or indirectly, free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options, and preemptive rights and of all other rights or claims of any other Person with respect thereto. (c) Except as set forth on Schedule 3.03(c) of the CedarStone Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements, or subscription rights relating to any shares of CedarStone Common Stock or any shares of capital stock of CedarStone’s Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of CedarStone or its Subsidiaries, by which CedarStone is or may become bound. CedarStone does not have any outstanding contractual or other obligation to repurchase, redeem, or otherwise acquire any of the issued and outstanding shares of CedarStone Common Stock. To CedarStone’s knowledge, there are no voting trusts, voting arrangements, buy-sell agreements, or similar arrangements affecting the capital stock of CedarStone or its Subsidiaries. (d) Except as set forth on Schedule 3.03(d) of the CedarStone Disclosure Schedule, CedarStone has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)) 10% or more of the outstanding shares of CedarStone Common Stock. 3.04 Organizational Documents. The Charter and Bylaws of CedarStone and any similar governing documents for each of CedarStone’s Subsidiaries, representing true, accurate, and complete copies of such corporate documents in effect as of the date of this Agreement, are attached to and included as a part of Schedule 3.04 of the CedarStone Disclosure Schedule. 3.05 Compliance with Law. (a) None of CedarStone or any of its Subsidiaries is currently in material violation of, and during the preceding three (3) years, none has been in material violation of, any local, state, federal, or foreign law, statute, regulation, rule, ordinance, order, restriction, or requirement, and none is in violation of any order, injunction, judgment, writ, or decree of any court or government agency or body (collectively, the “Law”), except where such violation would not have a Material Adverse Effect on CedarStone or any of its Subsidiaries. CedarStone and its Subsidiaries possess and hold all licenses, franchises, permits, certificates, and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material

AGREEMENT AND PLAN OF MERGER PAGE 11 Adverse Effect on CedarStone or any of its Subsidiaries, and such licenses, franchises, permits, certificates, and authorizations are transferable (to the extent required) to Merger Sub at the Effective Time and to FFC at the time of the merger of the Surviving Corporation with and into FFC without any restrictions or limitations thereon or the need to obtain any consents of Governmental Authorities or other third parties other than as set forth in this Agreement. (b) Schedule 3.05(b) of the CedarStone Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers (Vice Presidents and higher) and directors of CedarStone who have outstanding loans from CedarStone or any of its Subsidiaries, and describes any default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof. (c) All of the existing offices and branches of CedarStone Bank have been legally authorized and established in accordance with all applicable federal, state, and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements. CedarStone Bank has no approved but unopened offices or branches. (d) In the last five (5) years, no allegations of sexual harassment, wrongful termination, or discrimination have been made to CedarStone or CedarStone Bank, and no settlement discussions or settlements have occurred or been made, against, or with respect to any individual in his or her capacity as a director or employee of CedarStone or CedarStone Bank at a level of Vice President or above. (e) CedarStone does not have any loans outstanding to, or any commitment to lend to, any Marijuana Related Business, or any loans secured by real or personal property owned by, leased to, or occupied or utilized by a Marijuana Related Business. A “Marijuana Related Business” means any business that grows, produces, buys, or sells or otherwise distributes marijuana (a “Marijuana Business”), a business that leases real property or otherwise provides space to a Marijuana Business, a business that leases or otherwise provides equipment to another entity which uses such equipment to grow or produce marijuana, or a business the conduct of which would reasonably be anticipated to result in CedarStone’s collateral being subject to proceedings under the Civil Asset Forfeiture Act. (f) None of CedarStone, or any of its Subsidiaries or, to the knowledge of CedarStone, any director, officer, employee, agent or other person acting on behalf of CedarStone or any of its Subsidiaries has, directly or indirectly, (a) used any funds of CedarStone or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of CedarStone or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of CedarStone or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of CedarStone or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special

AGREEMENT AND PLAN OF MERGER PAGE 12 concessions for CedarStone or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for CedarStone or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. (g) CedarStone maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach"). To the knowledge of CedarStone, neither CedarStone nor any Subsidiary has experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CedarStone. To the knowledge of CedarStone, there are no data security or other technological vulnerabilities with respect to CedarStone's information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CedarStone. (h) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CedarStone: (i) CedarStone Bank has complied with all requirements of and is not in default or violation under any applicable provision of the Coronavirus Aid, Relief, and Economic Security (CARES) Act and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program. 3.06 Litigation and Pending Proceedings. (a) Except for lawsuits set forth on Schedule 3.06(a) of the CedarStone Disclosure Schedule and lawsuits involving collection of delinquent accounts, there are no claims, actions, suits, proceedings, mediations, arbitrations, or investigations pending or, to CedarStone’s knowledge, threatened against CedarStone, any of its Subsidiaries, or any of their respective officers or directors for acts or omissions in their respective capacities as such officers or directors and to CedarStone’s knowledge there is no basis for any claim, action, suit, proceeding, litigation, arbitration, or investigation against CedarStone, any of its Subsidiaries or any of their respective officers or directors for acts or omissions in their respective capacities as such officers or directors. (b) Neither CedarStone nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction, or decree of any Governmental Authority; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation, or ordinance; or (iii) the subject of any pending or threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties, or operations.

AGREEMENT AND PLAN OF MERGER PAGE 13 3.07 Financial Statements and Reports. (a) CedarStone has made available to FFC copies of the following financial statements and reports of CedarStone and its Subsidiaries, including the notes thereto (collectively, the “CedarStone Financial Statements”): (i) audited consolidated balance sheets and related audited consolidated statements of income and cash flows for the fiscal year ended December 31, 2022, December 31, 2023 and December 31, 2024 of CedarStone and its Subsidiaries (the “CedarStone Audited Financial Statements”); (ii) unaudited interim consolidated balance sheet as of June 30, 2025 and the related unaudited interim consolidated statement of income for the six months ended June 30, 2025 of CedarStone and its Subsidiaries (including, in each case, the notes, if any, thereto); and (iii) Call Reports (“Call Reports”) for CedarStone Bank for the periods ending on December 31, 2022, 2023 and 2024, and June 30, 2025. (b) The CedarStone Financial Statements (1) have been prepared from, and are in accordance with, the books and records of CedarStone and its Subsidiaries, (2) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of CedarStone and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), and (3) have been prepared in accordance with the Accounting Principles during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. No independent public accounting firm of CedarStone or any of its Subsidiaries has resigned (or informed CedarStone or any of its Subsidiaries that it intends to resign) or been dismissed as independent public accountants of CedarStone or any of its Subsidiaries as a result of, or in connection with, any disagreements with CedarStone or any of its Subsidiaries on a matter of Accounting Principles or practices, financial statement disclosure or auditing scope or procedure. Since June 30, 2025, on a consolidated basis, CedarStone and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice. (c) Except (i) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2024 or (ii) as adequately reflected or reserved against in the CedarStone Financial Statements (or disclosed in the notes thereto, if applicable), or which, in the case of clauses (i) and (ii), would not, individually or in the aggregate, reasonably be likely to be material to CedarStone or any of its Subsidiaries, has any Liability. 3.08 Material Contracts. (a) As of the date of this Agreement, and except as disclosed on Schedule 3.08(a) of the CedarStone Disclosure Schedule, neither CedarStone nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under the following material contracts (collectively, the “Material Contracts”):

AGREEMENT AND PLAN OF MERGER PAGE 14 (i) any contract relating to the borrowing of money by CedarStone or any of its Subsidiaries or the guarantee by CedarStone or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreements, and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business), (ii) any contract containing covenants that limit the ability of CedarStone or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, CedarStone or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such contract with respect to the subject matter of such contract, (iii) any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization, joint venture, or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to CedarStone or any of its Subsidiaries, (iv) any contract deemed material by CedarStone or CedarStone Bank for the continued operations of CedarStone and/or CedarStone Bank by FFC or any of its Subsidiaries after the Effective Time, (v) any lease of real or personal property, other than financing leases entered into in the ordinary course of business in which CedarStone or any of its Subsidiaries is the lessor, (vi) any contract with an aggregate amount payable by CedarStone that is above the dollar limitations for such types of contracts set forth in Section 5.03, other than an extension of credit extended by CedarStone Bank that is made in the ordinary course of business to unrelated third parties, or (vii) any contract addressing the assignment, ownership, licensing, collateralization, granting of security interest, pledging, use, or restriction of use of any Intellectual Property, other than (A) non-exclusive, royalty-free Software licenses granted to customers in the ordinary course of business on the CedarStone’s standard form of end-user license agreement, and (B) non-exclusive end-user licenses of off-the-shelf, commercially available Software licensed to CedarStone or any of its Subsidiaries with a replacement cost of less than $20,000 (and, for any such license that is not perpetual, no more than $10,000 on an annual or annualized basis). (b) With respect to each of CedarStone’s Material Contracts: (i) each such Material Contract is in full force and effect; (ii) neither CedarStone nor any of its Subsidiaries is in default thereunder, as such term or concept is defined in each such Material Contract; (iii) neither CedarStone nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; (iv) to CedarStone’s knowledge, no other party to any such Material Contract is in default; and (v) each such Material Contract is listed on Schedule 3.08(b) of the CedarStone Disclosure Schedule and a true and complete copy of each has been previously delivered to FFC.

AGREEMENT AND PLAN OF MERGER PAGE 15 (c) Neither CedarStone nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures, and forward contracts, or other similar risk management arrangements, whether entered into for CedarStone’s own account or for the account of one or more of its Subsidiaries or their respective customers. (d) The termination date of the Master Services Agreement with Computer Services, Inc., dated November 8, 2023 (including related exhibits, schedules, appendixes, and annexes), between CedarStone Bank and Computer Services, Inc. (the “Data Processing Agreement”) is November 8, 2028. 3.09 Absence of Undisclosed Liabilities. Except: (a) as provided in the CedarStone Financial Statements; (b) for unfunded loan commitments and obligations on letters of credit to customers of CedarStone’s Subsidiaries made in the ordinary course of business; (c) for trade payables incurred in the ordinary course of such Subsidiaries’ business; (d) for transactions taken with the consent of FFC (which consent shall not be unreasonably withheld, conditioned, or delayed); and (e) for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto; none of CedarStone or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease, or license made outside of the ordinary course of business, nor, to CedarStone’s knowledge, does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease, or license. None of CedarStone or any of its Subsidiaries is delinquent in the payment of any amount due pursuant to any trade payable, and each has properly accrued or reserved for on the books and records of CedarStone or its Subsidiaries for such payables in accordance with GAAP. 3.10 Title to Properties. (a) Schedule 3.10(a) of the CedarStone Disclosure Schedule includes a list of all real property owned (including other real estate owned (“OREO”)) and leased by CedarStone or any Subsidiary. CedarStone or one of its Subsidiaries, as the case may be, has: (i) good and marketable title in fee simple to all owned real property (including, without limitation, all real property used as bank premises and all OREO) (the “Owned Real Property”); (ii) valid title to all personal property reflected in the CedarStone Financial Statements as of June 30, 2025, other than personal property disposed of in the ordinary course of business since June 30, 2025; (iii) the right to use by valid and enforceable written lease or contract all other real property which CedarStone or any of its Subsidiaries uses in its respective business (the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”); (iv) marketable title to, or right to use by terms of a valid and enforceable written lease or contract, all other tangible and intangible property used in its respective business to the extent material thereto; and (v) marketable title to all material property and assets acquired (and not disposed of) or leased since June 30, 2025. All of the Owned Real Property is owned by CedarStone or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties, or encumbrances of any nature except: (A) as listed on Schedule 3.10(a) of the CedarStone Disclosure Schedule; (B) as

AGREEMENT AND PLAN OF MERGER PAGE 16 specifically noted in reasonable detail in the CedarStone Financial Statements; (C) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (D) mechanics’, carriers’, workers’, repairers’, and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent; (E) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, or otherwise incurred in the ordinary course of business; (F) zoning, entitlement, building, and other land use regulations imposed by any Governmental Authority having jurisdiction over the Owned Real Property, which are not violated by the current use and operation of such real property; and, (G) easements, encumbrances, and liens and other matters of record, imperfections of title, and other limitations which are not material in amount and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All Real Property is in compliance with all applicable zoning and land use laws, and there are no encroachments or other violations of law with respect to any such property. All Real Property also complies with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or threatened with respect to such Real Property. All Real Property, machinery, equipment, furniture and fixtures owned or leased by CedarStone or its Subsidiaries that is material to their respective businesses has been and is being maintained and repaired in the ordinary course of business and is in good operating condition for its intended purpose (ordinary wear and tear excepted). (b) FFC shall be entitled to obtain new commitments for, and policies of title insurance or surveys in respect of, any Owned Real Property at FFC’s sole cost and expense. Within thirty (30) days after the later of FFC’s receipt of any such surveys and title commitments, FFC shall notify CedarStone of any objections to any exceptions, conditions, or other matters contained in or set forth in any survey or title commitment other than Standard Permitted Exceptions (the “Unpermitted Exceptions”). The term “Standard Permitted Exceptions” shall include (i) liens for real estate taxes and assessments not yet delinquent; and (ii) utility, access, and other easements, rights of way, restrictions, and exceptions existing on the Owned Real Property as shown in the title commitments or surveys, none of which impair such Owned Real Property for the use and business being conducted thereon in any material respect or materially affect the fair market value of the Owned Real Property. (c) With respect to all Real Property and all real property formerly owned, leased, or used by CedarStone or any of its Subsidiaries, CedarStone, its Subsidiaries, and to CedarStone’s knowledge, each of the prior owners, have conducted their respective business in material compliance with all laws, statutes, regulations, rules, ordinances, orders, directives, restrictions, permits, authorizations, common law or agency requirements, and requirements relating to public health and safety, worker health and safety, pollution, or protection of the Environment, including all those relating to the presence, use, production, generation, transportation, storage, disposal, distribution, labeling, testing, processing, Release, control, investigation, remediation, or removal, or discharge to drains, pipes or sewer, of any Hazardous Material (collectively, “Environmental Laws”). There are no pending or, to the knowledge of CedarStone, threatened claims, actions, or proceedings by any local municipality, sewage district, or other Governmental Authority against CedarStone or any of its Subsidiaries with respect to the Environmental Laws,

AGREEMENT AND PLAN OF MERGER PAGE 17 and, to the knowledge of CedarStone, there is no reasonable basis or grounds for any such claim, action, or proceeding. No Environmental Permits are required for the conduct of the business of CedarStone or any of its Subsidiaries as currently conducted or the consummation of the Merger or any of the other transactions contemplated hereby. Neither CedarStone nor any of its Subsidiaries is the owner, or, to the knowledge of CedarStone, has been in the chain of title, or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled, or disposed of, other than in compliance with Environmental Laws and which substances, if known to be present on, at, or under such property, would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. Neither CedarStone nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any Real Property. 3.11 Loans and Investments. (a) Schedule 3.11(a) of the CedarStone Disclosure Schedule contains (i) a list of each loan by CedarStone Bank that has been classified by regulatory examiners or management as “Other Loans Especially Mentioned,” “Substandard,” “Doubtful,” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of December 31, 2024, (ii) the most recent loan watch list of CedarStone Bank and a list of all loans which have been determined to be thirty (30) days or more past due with respect to principal or interest payments, have been placed on nonaccrual status, or have been designated as Troubled Debt Restructuring (“TDR”) loans, and (iii) a list of all unfunded loan commitments (and loans currently under consideration) of the types and amounts described in Section 5.03(iv) of this Agreement. CedarStone and CedarStone Bank have not sold, purchased, or entered into any loan participation arrangement which was outstanding at December 31, 2024, except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. Schedule 3.11(a) of the CedarStone Disclosure Schedule also contains a true, accurate, and complete list of all loans in which CedarStone Bank has any participation interest or which have been made with or through another financial institution on a recourse basis against CedarStone Bank. (b) All loans reflected in the CedarStone Financial Statements as of December 31, 2024 and which have been made, extended, renewed, restructured, approved, amended, or acquired since December 31, 2024: (i) have been made for good, valuable, and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid, and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt, or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments, or other evidences of indebtedness which are true, genuine, and what they purport to be; and (iv) if secured, are secured by perfected security interests or recorded mortgages naming CedarStone Bank as the secured party or mortgagee (unless by written agreement to the contrary). Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on CedarStone, each outstanding Loan of CedarStone or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is

AGREEMENT AND PLAN OF MERGER PAGE 18 and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of CedarStone and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules. (c) The allowance for credit losses and the carrying value for OREO, if any, which is shown on the CedarStone Financial Statements is, in the judgment of management of CedarStone, adequate in all respects under the requirements of GAAP to provide for possible losses on credits outstanding as of the respective dates. (d) Except as set forth on Schedule 3.11(d) of the CedarStone Disclosure Schedule, CedarStone and its Subsidiaries have good title to all securities owned by it, free and clear of any lien or encumbrance of any nature, and none of the investments reflected in the CedarStone Financial Statements as of December 31, 2024, and none of the investments made by any Subsidiary of CedarStone since December 31, 2024 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Neither CedarStone nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “held to maturity” held by CedarStone and CedarStone Bank, as reflected in the latest balance sheet in the CedarStone Financial Statements, are carried in the aggregate at no more than cost adjusted for amortization of premiums and accretion of discounts. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as “available for sale” held by CedarStone and CedarStone Bank, as reflected in the latest balance sheet in the CedarStone Financial Statements, are carried in the aggregate at market value. Provisions for losses have been made on all such securities that have had a decline in value deemed “other than temporary” as defined in Securities and Exchange Commission Staff Accounting Bulletin No. 59. (e) Schedule 3.11(e) of the CedarStone Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by CedarStone or its Subsidiaries, including the value of its BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the CedarStone Financial Statements in accordance with GAAP. 3.12 Indebtedness. Except (i) as set forth on Schedule 3.12 of the CedarStone Disclosure Schedule, (ii) as set forth in the CedarStone Financial Statements, and (iii) for customer deposits, ordinary trade payables, and FHLB advances, neither CedarStone nor any of its Subsidiaries has, and none will have at the Effective Time, any indebtedness for borrowed money.

AGREEMENT AND PLAN OF MERGER PAGE 19 3.13 No Shareholder Rights Plan. Except as set forth on Schedule 3.13 of the CedarStone Disclosure Schedule, CedarStone has no outstanding shareholder rights plan or any other plan, program, or agreement involving, restricting, prohibiting, or discouraging a change in control or merger of CedarStone or which reasonably could be considered an anti-takeover mechanism. The Board of Directors of CedarStone has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such Agreement and the transactions contemplated hereby any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law. 3.14 Employee Benefit Plans. (a) Schedule 3.14(a) of the CedarStone Disclosure Schedule lists all material CedarStone Plans (as defined below). With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by any member of a controlled group of corporations under Section 414(b) the Internal Revenue Code of 1986, as amended (the “Code”), of which CedarStone is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with CedarStone under Code Section 414(c), and all other entities which together with CedarStone are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which CedarStone or any ERISA Affiliate participates as a participating employer, or to which CedarStone or any ERISA Affiliate contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, or other employee benefit or fringe benefit plans, programs, policies, practices, or arrangements, whether or not subject to ERISA, for the benefit of former or current employees or directors (or their beneficiaries or dependents) of CedarStone or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen, or discontinued within the last six (6) years (individually, “CedarStone Plan” and collectively, “CedarStone Plans”), CedarStone represents and warrants, except as set forth on Schedule 3.14- 2 of the CedarStone Disclosure Schedule: (i) All such CedarStone Plans have, on a continuous basis since their adoption, been, in all material respects, maintained and administered in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including without limitation, ERISA and the Department of Labor (“Department”) Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder, except to the extent any noncompliance would not result in any liability imposed upon FFC. (ii) All CedarStone Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied in form and operation since their adoption and have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan either (A) has received a favorable determination letter from the Internal Revenue Service upon which CedarStone may rely regarding such plan’s tax qualified status under the Code, or (B) is a pre-approved volume submitter or prototype plan that is the subject of an opinion or advisory letter issued by the Internal Revenue Service.

AGREEMENT AND PLAN OF MERGER PAGE 20 (iii) All CedarStone Plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have, in all material respects, been (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2005, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder. (iv) No CedarStone Plan (or its related trust) holds any stock or other securities of CedarStone and no CedarStone Plan allows for the granting of any awards over or with respect to any stock or other securities of CedarStone. (v) Neither CedarStone, an ERISA Affiliate nor any other fiduciary, as defined in ERISA Section 3(21)(A), of a CedarStone Plan has engaged in any transaction that may subject CedarStone, any ERISA Affiliate, or any CedarStone Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979, or 4980B. (vi) All contributions, premiums, or other payments accrued or owed under any CedarStone Plan have been paid or properly accrued and reflected in the CedarStone Financial Statements in accordance with GAAP. (vii) All obligations required to be performed by CedarStone or any ERISA Affiliate under any provision of any CedarStone Plan attributable to periods prior to the Effective Time have been performed by it in all material respects, and neither CedarStone nor any ERISA Affiliate is, in any material respect, in default under or in violation of any provision of any CedarStone Plan. (viii) All required reports and descriptions for the CedarStone Plans which are due on or before the date hereof have, in all material respects, been timely filed and distributed to participants and beneficiaries, and all notices and disclosures required by ERISA or the Code with respect to all CedarStone Plans have been proper as to form and timely given. (ix) No event has occurred which would reasonably constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any CedarStone Plan. (x) There are no examinations, audits, enforcement actions, or proceedings, or any other investigations, pending or, to CedarStone’s knowledge, threatened, by any Governmental Authority involving any CedarStone Plan. (xi) There are no actions, suits, proceedings, or claims pending (other than routine claims for benefits) or, to CedarStone’s knowledge, threatened against CedarStone or any ERISA Affiliate in connection with any CedarStone Plan or the assets of any CedarStone Plan. (xii) Any CedarStone Plan may be amended and terminated at any time without any material liability and these rights have always been maintained by CedarStone and its ERISA Affiliates.

AGREEMENT AND PLAN OF MERGER PAGE 21 (b) CedarStone has made available to FFC true, accurate, and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of, and Schedule 3.14(b) of the CedarStone Disclosure Schedule lists, all of the following CedarStone Plans or information, as applicable: (i) All pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit, phantom stock, performance share and stock appreciation right plans that are currently in effect or under which CedarStone has or may have any liability, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all current summary plan descriptions thereof (including any modifications thereto); (ii) All employment, deferred compensation (whether funded or unfunded), salary continuation, change in control, indemnity, consulting, retention, bonus, severance, and collective bargaining, agreements, arrangements, or understandings that are currently in effect or under which CedarStone has or may have any liability; (iii) All executive and other incentive compensation plans, programs, and agreements that are currently in effect or under which CedarStone has or may have any liability; (iv) All group insurance, medical, and prescription drug arrangements, policies, or plans that are currently in effect or under which CedarStone has or may have any liability; (v) All other incentive, welfare, or employee benefit plans, understandings, arrangements, or agreements, maintained or sponsored, participated in, or contributed to by CedarStone currently, or under which CedarStone has or may have any liability, with respect to its current or former directors, officers, or employees; (vi) All reports and returns filed with the Internal Revenue Service or the Department within the preceding three (3) years by CedarStone or any ERISA Affiliate with respect to any CedarStone Plan and all determination letters issued by the Internal Revenue Service; and, (vii) All applicable nondiscrimination testing for any CedarStone Plan for the three (3) preceding years. (c) Except as set forth on Schedule 3.14(c) of the CedarStone Disclosure Schedule, no current or former director, officer, or employee of CedarStone or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any CedarStone Plans that are welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with CedarStone or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to commence receiving, a disability benefit under a long-term or short-term disability plan that is a CedarStone Plan maintained by CedarStone or an ERISA Affiliate. (d) With respect to all CedarStone Plans that are group health plans as defined in ERISA Section 607(1), sponsored or maintained by CedarStone or any ERISA Affiliate, no director, officer, employee, or agent of CedarStone or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would

AGREEMENT AND PLAN OF MERGER PAGE 22 cause a tax to be imposed on CedarStone or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with by CedarStone or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects. (e) Except as set forth on Schedule 3.14(e) of the CedarStone Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, change in control, reimbursement, indemnity, retirement, early retirement, severance, or similar plans or agreements, commitments, or understandings, or any employee benefit or retirement plan or agreement, binding upon CedarStone or any ERISA Affiliate, and no such agreement, commitment, understanding, or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other Person. (f) Except as set forth on Schedule 3.14(f) of the CedarStone Disclosure Schedule, no Voluntary Employees’ Beneficiary Association (“VEBA”), as defined in Code Section 501(c)(9), is or has been sponsored, maintained, or contributed to by CedarStone or any ERISA Affiliate. (g) Except as contemplated in this Agreement or as disclosed on Schedule 3.14(g) of the CedarStone Disclosure Schedule, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated or otherwise come due as a result of the transactions contemplated by the terms of this Agreement, including, but not limited to, the Merger and/or the Bank Merger and any termination of employment relating thereto and occurring prior to, at, or following the Effective Time. (h) Except as disclosed in Schedule 3.14(h) of the CedarStone Disclosure Schedule, neither CedarStone nor any of its ERISA Affiliates has ever sponsored, maintained, participated in, contributed to, or had any obligation with respect to any plan that is subject to Code Section 412 or Title IV of ERISA, that is or has been subject to Sections 4063 or 4064 of ERISA or that is a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. Neither CedarStone nor any of its ERISA Affiliates has ever participated in or had any obligation to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA. (i) Except as set forth on Schedule 3.14(i) of the CedarStone Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, any termination of employment relating thereto and occurring prior to, at, or following the Effective Time), CedarStone, its ERISA Affiliates, and their respective successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual,” as such terms are defined in Code Section 280G. CedarStone shall be solely responsible for all costs and expenses associated with any Section 280G analysis, shareholder approval process, or implementation of cutback provisions, and shall indemnify FFC and fully accrue prior to the Effective Time for any penalties, taxes, or adverse consequences arising from any failure to comply with Section 280G.

AGREEMENT AND PLAN OF MERGER PAGE 23 (j) Each CedarStone Plan that is a health plan is and has been operated and maintained in compliance with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, including the regulations and official guidance thereunder (collectively, the “ACA”). To the extent required by the ACA, CedarStone or its ERISA Affiliate has offered all full-time employees (as defined in the ACA) of CedarStone or the ERISA Affiliate the ability to elect minimum essential coverage under an eligible employer-sponsored plan within the meaning of Code Section 5000A(f)(1)(B) that is affordable and provides minimum value for themselves and their dependents, such that there will not be any liability or excise tax under Section 4980H of the Code. No excise tax or penalty under the ACA is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any CedarStone Plan. To the extent required by the ACA, CedarStone has complied with the applicable information reporting requirements under Code Section 6055 and Section 6056 and related regulations. To the extent required by the ACA, CedarStone or the applicable ERISA Affiliate has maintained all records necessary to demonstrate compliance with the ACA. (k) Each individual who is classified by CedarStone or any ERISA Affiliate as an independent contractor has been properly classified for purposes of participation and benefit accrual under each CedarStone Plan. (l) Except as contemplated by this Agreement, neither CedarStone nor any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any new plan, agreement, or arrangement, or to modify or change in any material way CedarStone Plans. 3.15 Labor and Employment Matters. CedarStone is, and has been in the past five (5) years, in material compliance with all applicable Laws relating to labor and employment, employment practices, terms and conditions of employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, occupational safety and health requirements, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment, and withholding of taxes. To the knowledge of CedarStone, except as set forth on Schedule 3.15 of the CedarStone Disclosure Schedule, no employee with annual compensation of $40,000 or more plans to terminate his or her employment with CedarStone or any Subsidiary. Within the past three (3) years, there has not been, and as of the date of this Agreement there is not pending or threatened, any labor dispute, work stoppage, labor strike, or lockout against CedarStone. No employee of CedarStone or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To CedarStone’s knowledge, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. Except as set forth on Schedule 3.15-2 of the CedarStone Disclosure Schedule, no employee or independent contractor of CedarStone or any of its Subsidiaries is a party to any employment agreement, confidentiality, non-disclosure or proprietary information agreement, non-compete agreement, non-solicitation agreement, or any similar agreement with CedarStone or any of its Subsidiaries, and neither CedarStone, any Subsidiary, or any employee or independent contractor is in violation of any such agreement. CedarStone is in compliance with all notice and other

AGREEMENT AND PLAN OF MERGER PAGE 24 requirements under the Worker Adjustment and Retraining Notification Act of 1988, and any other similar applicable foreign, state, or local laws relating to facility closings and layoffs. 3.16 Obligations to Employees. All material obligations and liabilities of and all payments by CedarStone or any ERISA Affiliate and all CedarStone Plans, whether arising by operation of law, by contract, or by past custom, practice, or policy, for payments to trusts or other funds, to any government agency or authority, or to any present or former director, officer, employee, or agent (or his or her heirs, legatees, or legal representatives) payable as of the date of this Agreement have been and are being paid to the extent required by applicable Law or by the plan, custom, practice, policy, trust, or contract, and if not due or payable as of the date of this Agreement, adequate actuarial accruals and reserves for such payments have been and are being made by CedarStone or an ERISA Affiliate in accordance with GAAP and applicable Law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) CedarStone Plans; (c) employment, salary continuation, change in control, consulting, retirement, early retirement, severance, or reimbursement; and (d) collective bargaining plans and agreements. All accruals and reserves referred to in this Section 3.16 are correctly and accurately reflected and accounted for in the CedarStone Financial Statements and the books, statements, and records of CedarStone. 3.17 Taxes, Returns and Reports. (a) Each of CedarStone and its Subsidiaries has (a) duly and timely filed (taking into account any extension of time within which to file) all material federal, state, local, and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate, and complete; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments, and other governmental charges due or claimed to be due upon it or any of its income, properties, or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). CedarStone has established as set forth in the CedarStone Financial Statements, and shall establish and set forth in the Subsequent CedarStone Financial Statements, in accordance with GAAP, a reserve for taxes adequate to cover all of CedarStone’s and its Subsidiaries’ tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the period covered by such CedarStone Financial Statements. Neither CedarStone nor any of its Subsidiaries has, nor will any of them have, any liability for taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent CedarStone Financial Statements or as accrued or reserved for on the books and records of CedarStone or its Subsidiaries. Neither CedarStone nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. No federal, state, or local tax returns of CedarStone or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years. Neither CedarStone nor any of its Subsidiaries has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. Except as set forth on Schedule 3.17(a) of the CedarStone Disclosure Schedule, neither CedarStone nor any of its subsidiaries is a party to or bound by any tax allocation or sharing agreement and none of CedarStone nor its Subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return or has any liability for the taxes of any Person under Treasury

AGREEMENT AND PLAN OF MERGER PAGE 25 Regulation Section 1.1502-6 or any similar provision of state or local Law, or as a transferee or successor, by contract or otherwise. (b) There are no liens for taxes against CedarStone or any of its Subsidiaries. Neither CedarStone nor any of the Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in a distribution within the past two years or which would constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Agreement. CedarStone and its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding of taxes and the payment thereof to appropriate authorities, including, but not limited to, taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Code. Neither the CedarStone nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1). Neither CedarStone nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any Governmental Authority. Neither CedarStone nor any of its Subsidiaries has (i) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the CedarStone Bank or any of its Subsidiaries, (ii) granted to any Person any power of attorney that is currently in force with respect to any tax matter or (iii) had a permanent establishment in any country other than the United States or has engaged in a trade or business in any country other than the United States that subjected it to tax in such country. Each of CedarStone and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that are reasonably believed to give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code. None of CedarStone nor any of its Subsidiaries has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state tax laws as a result of transactions or events occurring prior to the Closing. There is no taxable income of CedarStone or its Subsidiaries that will be required under applicable tax law to be reported by FFC or First Financial Bank, for a taxable period beginning after the Closing Date which taxable income was realized prior to the Closing Date. Neither CedarStone nor its Subsidiaries has applied for any employee retention credits described in Section 3134 of the Code, Section 2301 of the CARES Act or any similar provision of state, local or foreign income tax laws. CedarStone is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. (c) Neither CedarStone nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted in or could reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G, or in the payment of compensation for which a deduction would be disallowed by reason of Code Section 162(m). 3.18 Deposit Insurance. The deposits of CedarStone Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by

AGREEMENT AND PLAN OF MERGER PAGE 26 applicable Law, and CedarStone or CedarStone Bank has paid, prepaid, or properly reserved or accrued for on the books and records of CedarStone or its Subsidiaries for all current premiums and assessments with respect to such deposit insurance. 3.19 Insurance. Schedule 3.19 of the CedarStone Disclosure Schedule contains a true, accurate, and complete list of all policies of insurance (including, without limitation, financial institutions bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance, employment practices liability insurance, and cybersecurity insurance) owned or held by CedarStone or any of its Subsidiaries on the date hereof or with respect to which CedarStone or any of its Subsidiaries pays any premiums. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on CedarStone, CedarStone and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of CedarStone reasonably has determined to be prudent and consistent with industry practice, and CedarStone and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect with no lapses in coverage and, except for policies insuring against potential liabilities of officers, directors and employees of CedarStone and its Subsidiaries, CedarStone or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. CedarStone has maintained in effect such policies or predecessor policies of the same type since January 1, 2016. 3.20 Books and Records. The books of account, minute books, stock record books, and other records of CedarStone and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with CedarStone’s business practices and all applicable Laws, including the maintenance of an adequate system of internal controls required by such Laws. The minute books of CedarStone and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held, and corporate action taken by, its respective shareholders, boards of directors and committees of the boards of directors. At the Closing, all of those books and records will be in the possession of CedarStone and its Subsidiaries. 3.21 Broker’s, Finder’s or Other Fees. Except for reasonable fees and expenses of CedarStone’s attorneys and accountants and the contractually-agreed fees and expenses of CedarStone’s investment banker as set forth on Schedule 3.21 of the CedarStone Disclosure Schedule, all of which shall be paid or accrued or reserved for on the books and records of CedarStone or its Subsidiaries by CedarStone at or prior to the Effective Time, no agent, broker or other Person acting on behalf of CedarStone or any of its Subsidiaries or under any authority of CedarStone or any of its Subsidiaries is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement or the Merger or other transactions contemplated hereby.

AGREEMENT AND PLAN OF MERGER PAGE 27 3.22 Interim Events. Except as otherwise permitted hereunder or disclosed on Schedule 3.22 of the CedarStone Disclosure Schedule, since June 30, 2025, neither CedarStone nor any of its Subsidiaries has: (a) Experienced any events, changes, developments, or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on CedarStone; (b) Suffered any damage, destruction, or loss to any of its properties, not fully paid by insurance proceeds, in excess of $100,000 in the aggregate; (c) Declared, distributed, or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 5.03(ii) hereof; (d) Repurchased, redeemed, or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock, including the issuance of any stock options, or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize, or split its stock; (e) Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, change in control, health, bonus, insurance, or other welfare benefit plan or agreement to employees, officers, or directors of CedarStone or a Subsidiary; (f) Increased the salary of (or granted any bonus to) any director, officer, or employee, or entered into any employment contract, indemnity agreement, or understanding with any officer or employee or installed or amended any existing employee welfare, pension, retirement, change in control, stock option, stock appreciation, stock dividend, profit sharing, or other similar plan or arrangement; (g) Leased, sold, or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business; (h) Except for the Merger and other transactions contemplated by this Agreement, merged, consolidated, or sold shares of its (or any of its Subsidiaries’) common stock, agreed to merge or consolidate CedarStone or any of its Subsidiaries with or into any third party, agreed to sell any shares of its (or any of its Subsidiaries’) common stock or acquired or agreed to acquire any stock, equity interest, assets, or business of any third party; (i) Incurred, assumed, or guaranteed any material obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business; (j) Mortgaged, pledged, or subjected to a lien, security interest, option, or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be

AGREEMENT AND PLAN OF MERGER PAGE 28 granted in connection with acceptance by CedarStone Bank of government deposits; or, (ii) granted in connection with repurchase or reverse repurchase agreements; (k) Canceled, released, or compromised any loan, debt, obligation, claim, or receivable other than in the ordinary course of business; (l) Entered into any transaction, contract, or commitment other than in the ordinary course of business; (m) Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business; (n) Amended their articles/certificate of incorporation, charter, or bylaws or adopted any resolutions by their board of directors or shareholders with respect to the same; or (o) Conducted its business in any manner other than substantially as it was being conducted prior to June 30, 2025. 3.23 Insider Transactions. Except as set forth on Schedule 3.23 of the CedarStone Disclosure Schedule, during the preceding five (5) years, no officer or director of CedarStone or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such officer or director has currently, or has had during such time period, any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by CedarStone or any Subsidiary or in any liability, obligation or indebtedness of CedarStone or any Subsidiary, except for deposits of CedarStone Bank, securities issued by CedarStone, and interests in compensatory arrangements. 3.24 Indemnification Agreements. Except as set forth on Schedule 3.24 of the CedarStone Disclosure Schedule: (a) Neither CedarStone nor any of its Subsidiaries is a party to any indemnification, indemnity, or reimbursement agreement, contract, commitment, or understanding to indemnify any present or former director, officer, employee, shareholder, or agent against liability or hold the same harmless from liability other than as expressly provided in the Charter or Bylaws of CedarStone or the charter documents of a Subsidiary. (b) During the preceding five (5) years, no claims have been made against or filed with CedarStone or any of its Subsidiaries nor have any claims been threatened against CedarStone or a Subsidiary, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of CedarStone or any of its Subsidiaries.

AGREEMENT AND PLAN OF MERGER PAGE 29 3.25 Shareholder Approval. The affirmative vote of the holders of a majority of the CedarStone Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders contemplated by Section 5.01 of this Agreement) is required for shareholder approval of this Agreement and the Merger. 3.26 Intellectual Property. (a) CedarStone and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use (in each case, free and clear of any lien, restriction, security, interests, charges, claims, rights of third parties, or encumbrances of any nature), all Intellectual Property that is used by CedarStone or its Subsidiaries in their respective businesses as currently conducted. Except as listed on Schedule 3.26(a) of the CedarStone Disclosure Schedule, neither CedarStone nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it to any third party or (B) entered into any exclusive agreements relating to Intellectual Property owned by it; or (C) become subject to any outstanding decree, order, judgment, agreement or stipulation restricting in any manner the use, transfer or licensing of any Intellectual Property owned by CedarStone or any of its Subsidiaries. (b) CedarStone or its Subsidiaries: (i) have not infringed, misappropriated, or otherwise violated through the use of any Intellectual Property the rights of any Person; (ii) are in accordance with any applicable license pursuant to which CedarStone or any CedarStone Subsidiary acquired the right to use any Intellectual Property, and (iii) no Person has asserted in writing to CedarStone or any of its Subsidiaries that CedarStone or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person. There is no claim asserted in writing or, to the knowledge of CedarStone, threatened against CedarStone and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use, or licensed right to use any Intellectual Property. (c) To CedarStone’s knowledge, no third party has infringed, misappropriated, or otherwise violated any Intellectual Property rights of CedarStone or its Subsidiaries. There are no claims asserted or threatened by CedarStone or its Subsidiaries, nor has CedarStone or its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes, or otherwise harms any of their Intellectual Property rights. (d) To the extent CedarStone has designated any of its information, materials, or processes a trade secret, CedarStone and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets that are owned, used, or held by them. (e) CedarStone and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by CedarStone and its Subsidiaries.

AGREEMENT AND PLAN OF MERGER PAGE 30 (f) None of the Software: (i) contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Software or any system containing or used in conjunction with such Software (collectively, “Defective Code”) or (ii) to CedarStone’s knowledge, fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Software or system or (iii) is lapsed or has failed to be upgraded and maintained in accordance with any maintenance schedule or customary practice. (g) No Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan Horse,” “virus,” “worm,” “malware.” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of any user or damaging or destroying any data file without the user’s consent; (collectively, “Malicious Code”). (h) For purposes of this Agreement, “Intellectual Property” shall mean any and all of the following in any jurisdiction throughout the world: (a) trademarks, trade names, service marks and similar indicia of source or origin, all applications and registrations thereof, and the goodwill connected with the use of and symbolized by the foregoing (collectively, the “Trademarks”); (b) copyrights, copyrightable works, rights in Software, internet web site content and registrations and applications of any of the foregoing (collectively, the “Copyrights”); (c) confidential information (including, but not limited to trade secrets, and confidential know-how, and any other proprietary information)( collectively, the “Confidential Information”); (d) inventions, and improvements thereto, and active issued patents and pending patent applications (including provisional applications), industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, and certificates of invention, together with reissuances, continuations, divisionals, continuations-in-part, revisions, extensions, and reexaminations thereof and equivalents or counterparts of any of the foregoing (collectively, “Patents”); (e) internet domain name registrations, email addresses and social media accounts, and all applications and registrations thereof (collectively, “Domains and Social Media”); (f) proprietary computer programs, including operating systems, applications, routines, interfaces, and algorithms, whether in source code or object code (collectively, “Software”); and (g) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world. Section 3.26(h) of the CedarStone Disclosure Schedule sets forth a true and accurate listing of all Intellectual Property owned by CedarStone or any of its Subsidiaries as of the Closing Date that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or quasi-public legal authority (including internet domain name registrars), or private social media vendors, and applications for any of the foregoing, including Patents, Trademarks, Copyrights, Domains and Social Media. 3.27 Information Technology. (a) The computers, Software, computer programs, in source code and object code forms, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines, repair and refurbishment equipment, and all other information technology equipment

AGREEMENT AND PLAN OF MERGER PAGE 31 owned, used, or held for use by CedarStone or its Subsidiaries (collectively, “CedarStone IT Assets”) (a) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required for the conduct of CedarStone’s and its Subsidiaries’ businesses and have not materially malfunctioned or failed within the past three (3) years; and (b) do not contain any Defective Code, Malicious Code, or open source code. CedarStone and its Subsidiaries take commercially reasonable actions, consistent with current banking industry standards, to protect the confidentiality, integrity, and security of the CedarStone IT Assets (and all third party and customer information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification, or corruption, including, but not limited to, (i) the use of robust encryption technology, and (ii) the implementation of a comprehensive security plan which (x) promptly identify any and all internal and external risks to the security of CedarStone’s and its Subsidiaries’ confidential information or that of third parties or customers, and (y) implements, monitors, and improves adequate and effective safeguards to control those risks. CedarStone and its Subsidiaries have achieved a “baseline” maturity level in all domains of its information systems according to the Federal Financial Institutions Examination Council Cybersecurity Assessment Tool. CedarStone and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy, and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with banking industry practices. No claims are pending or, to CedarStone’s knowledge, threatened against CedarStone or its Subsidiaries alleging a violation of any Person’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information. CedarStone has replaced, or prior to the Closing Date will take out of service and replace, all automated teller machines that are not upgradable to Windows 11, in each case as identified on Schedule 3.27(a) of the CedarStone Disclosure Schedule with a replacement date. In addition, CedarStone has upgraded, or before the Closing Date will upgrade, all automated teller machines and interactive teller machines to be compliant with EMV (chip) technology laws and regulations, in each case as identified on the CedarStone Disclosure Schedule with an upgrade date. (b) Except as set forth on Schedule 3.27(b) of the CedarStone Disclosure Schedule, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of CedarStone and its Subsidiaries. To the knowledge of CedarStone, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks, in each case, to the extent owned or controlled by CedarStone or its Subsidiaries. 3.28 Community Reinvestment Act. CedarStone Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act. 3.29 Bank Secrecy and Anti-Money Laundering Compliance. Neither CedarStone nor any of its Subsidiaries has received any notice or communication from any regulatory authority alleging violation of, or noncompliance with, any legal requirement concerning bank secrecy or anti-money laundering, including the Currency and Foreign

AGREEMENT AND PLAN OF MERGER PAGE 32 Transactions Reporting Act, the Money Laundering Control Act of 1986, Annunzio-Wylie Anti-Money Laundering Act, the Money Laundering Suppression Act of 1994, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act) (each such legal requirement and the rules promulgated thereunder, a “BSA/AML Law”). CedarStone and its Subsidiaries have not been cited, fined, or otherwise notified of any failure by it to comply with a BSA/AML Law in the past five (5) years. To the knowledge of CedarStone and its Subsidiaries, there are no facts or circumstances that could form the basis for assertion of any proceeding against CedarStone or its Subsidiaries under any BSA/AML Law that, if determined adversely to CedarStone or its Subsidiaries, could reasonably be expected to adversely affect CedarStone or its Subsidiaries. 3.30 Agreements with Regulatory Agencies. Neither CedarStone nor any of its Subsidiaries: (a) is subject to any cease-and-desist, consent order, or other order or enforcement action issued by; or (b) is a party to any written agreement, consent agreement, or memorandum of understanding with; or (c) is a party to any commitment letter or similar undertaking, or subject to any order or directive, or has been otherwise ordered to pay any civil money penalty by; or (d) has been, during the preceding five (5) years, a recipient of any supervisory letter from; or (e) during the preceding five (5) years, has adopted any policies, procedures, or board resolutions at the request or suggestion of; any regulatory agency or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in the CedarStone Disclosure Schedule (a “CedarStone Regulatory Agreement”). Neither CedarStone nor any of its Subsidiaries has been advised, during the preceding five (5) years, by any regulatory agency or other Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such CedarStone Regulatory Agreement. There are no refunds or restitutions required to be paid or corrective action required to be taken as a result of an examination or criticism by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to CedarStone or any of its Subsidiaries. 3.31 Approval Delays. To CedarStone’s knowledge, there is no reason why the granting of any of the Regulatory Approvals would be denied or unduly delayed. 3.32 Internal Controls. CedarStone and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. During the preceding three (3) years, (i) through the date hereof, neither CedarStone nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CedarStone or any of its

AGREEMENT AND PLAN OF MERGER PAGE 33 Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CedarStone or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing CedarStone or any of its Subsidiaries, whether or not employed by CedarStone or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by CedarStone or any of its officers, directors, employees or agents to the Board of Directors of CedarStone or any committee thereof or to any director or officer of CedarStone. 3.33 Fiduciary Accounts. CedarStone and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including, without limitation, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Laws and regulations. Neither CedarStone nor any of its Subsidiaries, nor any of their respective directors, officers, or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account. 3.34 Fairness Opinion. Prior to the execution of this Agreement, CedarStone has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Hovde Group, LLC, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the shareholders of CedarStone pursuant to this Agreement is fair for such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement. 3.35 Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT (AS MODIFIED BY THE CEDARSTONE DISCLOSURE SCHEDULE), NONE OF CEDARSTONE, ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF CEDARSTONE, ITS SUBSIDIARIES, OR THEIR BUSINESS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

AGREEMENT AND PLAN OF MERGER PAGE 34 ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF FFC On or prior to the date hereof, FFC has delivered to CedarStone a schedule (the “FFC Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V or Article VI. As used in this Agreement, and in relation to FFC and its Subsidiaries, “knowledge” means the actual or constructive knowledge of the following individuals, after reasonable inquiry of such individual’s direct reports: the President and CEO of FFC and First Financial Bank, and the Chief Financial Officer of FFC and First Financial Bank. Accordingly, FFC represents and warrants to CedarStone as follows, except as set forth in the FFC Disclosure Schedule: 4.01 Organization and Authority. (a) FFC is a corporation duly organized and validly existing under the laws of the State of Indiana and is a registered bank holding company under the BHC Act. FFC has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. (b) First Financial Bank is a national banking association organized and existing under the laws of the United States of America. First Financial Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. (c) Merger Sub is a corporation duly organized and validly existing under the laws of the State of Tennessee. Merger Sub has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. (d) Each of FFC’s Subsidiaries other than First Financial Bank and Merger Sub is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. A complete list of FFC’s Subsidiaries is set forth in Schedule 4.01(d) of the FFC Disclosure Schedule. 4.02 Authorization. (a) Each of FFC and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(d) and 7.01(e) hereof. This Agreement and its

AGREEMENT AND PLAN OF MERGER PAGE 35 execution and delivery by FFC and Merger Sub have been duly authorized and approved by the Board of Directors of FFC and Merger Sub, respectively, and, assuming due execution and delivery by CedarStone, constitutes a valid and binding obligation of FFC and Merger Sub, subject to the terms and conditions hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights. (b) Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or Bylaws of FFC or the charter documents of any of FFC’s Subsidiaries; (ii) conflicts with or violates any local, state, federal, or foreign law, statute, ordinance, rule, or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which FFC or any of its Subsidiaries is a party or by which FFC or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than CedarStone) or any other adverse interest, upon any right, property or asset of FFC or any of its Subsidiaries; or (v) terminates, requires the consent of (or notice to) any Person, or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which FFC or any of its Subsidiaries is bound or with respect to which FFC or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits. (c) Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust, and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any Governmental Authority is necessary for consummation of the Merger by FFC. 4.03 Compliance with Law. (a) None of FFC or any of its Subsidiaries is currently in violation of, and during the preceding five (5) years, none has been in violation of any Law, except where such violation would not have a Material Adverse Effect on FFC. FFC and its Subsidiaries possess and hold all licenses, franchises, permits, certificates, and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on FFC. (b) FFC is not subject to any understandings or commitments with, and there are no orders or directives of, any government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets, or capital of FFC or its Subsidiaries. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of FFC or any of its Subsidiaries as a

AGREEMENT AND PLAN OF MERGER PAGE 36 result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to FFC or any of its Subsidiaries. (c) All of the existing offices and branches of First Financial Bank have been legally authorized and established in accordance with all applicable federal, state, and local laws, statutes, regulations, rules, ordinances, orders, restrictions, and requirements, except such as would not have a Material Adverse Effect on FFC. 4.04 Accuracy of Information Provided to CedarStone. FFC agrees that the information concerning FFC or any of its Subsidiaries that is provided or to be provided by FFC to CedarStone for inclusion or that is included in the Proxy Statement and any other documents to be filed with any regulatory authority or Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement will at the respective times such documents are filed and, in the case of the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, FFC shall have no responsibility for the truth or accuracy of any information provided by CedarStone with respect to CedarStone or any of its Subsidiaries or any of their Affiliates contained in the Proxy Statement or in any document submitted to, or other communication with, any regulatory authority or Governmental Authority. 4.05 Litigation and Pending Proceedings. (a) Except as disclosed on Schedule 4.05 of the FFC Disclosure Schedule, and except for lawsuits involving collection of delinquent accounts and other matters involving FFC or its Subsidiaries in the ordinary course of its business, there are no claims, actions, suits, proceedings, mediations, arbitrations, or investigations pending and served against FFC or any of its Subsidiaries or threatened in any court or before any government agency or authority, arbitration panel or otherwise against FFC or any of its Subsidiaries which, if determined adversely to FFC or any of its Subsidiaries, would have a Material Adverse Effect on FFC. (b) Neither FFC nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction, or decree of any Governmental Authority, except in the ordinary course of business regarding customer and fiduciary accounts; (ii) presently charged with or under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation, or ordinance; or (iii) the subject of any pending or threatened proceeding by any Governmental Authority having jurisdiction over their respective business, assets, capital, properties, or operations. 4.06 Approval Delays. To the knowledge of FFC, there is no reason why the granting of any of the Regulatory Approvals would be denied or unduly delayed.

AGREEMENT AND PLAN OF MERGER PAGE 37 4.07 No Shareholder Approval. No vote or consent of any of the holders of FFC’s capital stock is required by Law or stock purchase agreement for FFC to enter into this Agreement and to consummate the Merger. 4.08 Agreements with Regulatory Agencies. Neither FFC nor any of its Subsidiaries is subject to any cease-and-desist, consent order, or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been, during the preceding five (5) years, a recipient of any supervisory letter from, or, during the preceding five (5) years, has adopted any policies, procedures or board resolutions at the request or suggestion of any regulatory agency or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in the FFC Disclosure Schedule (a “FFC Regulatory Agreement”), nor has FFC or any of its Subsidiaries been advised, during the preceding five (5) years, by any regulatory agency or other Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such FFC Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of FFC or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to FFC or any of its Subsidiaries. 4.09 Available Funds; Capitalization. Immediately before the Effective Time, FFC will have access to cash sufficient to pay the Merger Consideration required to be paid by FFC pursuant to Article II of this Agreement. First Financial Bank is, and immediately after giving effect to the Merger will be, well-capitalized, as such term is defined under guidelines published by the Federal Deposit Insurance Corporation and the FRB. 4.10 Broker. Except for Raymond James Financial, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of FFC, Merger Sub, or any of FFC’s Subsidiaries. 4.11 Disclaimer. EXCEPT AS SET FORTH IN THIS AGREEMENT, NONE OF FFC, ITS SUBSIDIARIES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF FFC,

AGREEMENT AND PLAN OF MERGER PAGE 38 ITS SUBSIDIARIES, OR THEIR BUSINESS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED. ARTICLE V. CERTAIN COVENANTS CedarStone covenants and agrees with FFC and covenants and agrees to cause its Subsidiaries to act as follows (and FFC covenants and agrees with CedarStone as follows): 5.01 Shareholder Approval. CedarStone shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable Law and the Certificate of Incorporation and Bylaws of CedarStone (the “CedarStone Shareholders’ Meeting”) as soon as reasonably practicable after the date of this Agreement. Subject to Section 5.06 hereof, the Board of Directors of CedarStone shall recommend to CedarStone’s shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from CedarStone’s shareholders. Additionally, each director and executive officer of CedarStone and CedarStone Bank shall agree to vote or direct the vote of any shares of CedarStone Common Stock he or she owns, beneficially or of record, or has the power to vote (subject to any fiduciary duties of the individual), in favor of the Merger pursuant to the agreement attached hereto as Exhibit 5.01. 5.02 Other Approvals. (a) CedarStone shall proceed expeditiously, cooperate fully, and use commercially reasonable efforts to assist FFC in procuring, upon terms and conditions consistent with the condition set forth in Section 7.01(d) hereof, all consents, authorizations, approvals, registrations, and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date. (b) CedarStone will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments, and documents listed on the CedarStone Disclosure Schedule and which CedarStone and FFC agree are material, each of which are set forth on Schedule 5.02 of the CedarStone Disclosure Schedule. (c) Any written materials or information provided by CedarStone to FFC for use by FFC in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading. 5.03 Conduct of Business. After the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except as expressly contemplated or permitted by this Agreement,

AGREEMENT AND PLAN OF MERGER PAGE 39 as required by Law, as required by any Regulatory Agencies, or as consented to in writing by FFC (which consent will not be unreasonably withheld, conditioned, or delayed), each of CedarStone and its Subsidiaries shall: (1) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business consistent with past practices; (2) use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and Persons having business dealings with it; (3) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted (including, without limitation, installing any upgrades or patches and performing other recommended or required maintenance of its Software); (4) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules, and regulations applicable to them and to the conduct of its business; (5) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease, or license to which it is a party or by which it is or may be subject or bound; and (6) take no action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Authority required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Specifically, by way of example but not limitation, after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except as expressly contemplated or permitted by this Agreement, as required by Law, or as required by any Regulatory Agencies, CedarStone will not, and will cause its Subsidiaries to not, without the prior written consent of FFC, which consent shall not be unreasonably denied, withheld, or delayed: (i) make any changes in its capital stock (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization, or reclassification), authorize a class of stock, or issue any stock, issue or grant any warrant, option, right, or other agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or redeem any of its outstanding shares of common stock or other securities; (ii) except as set forth on Schedule 5.03(ii) of the CedarStone Disclosure Schedule, distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders; provided, however, any Subsidiary may pay cash dividends to CedarStone or CedarStone Bank in the ordinary course of business for payment of reasonable and necessary business and operating expenses of CedarStone or CedarStone Bank and expenses of the Merger; provided, further, that if the CedarStone Adjusted Consolidated Shareholders’ Equity is in excess of the Minimum Equity Amount (as such amount may be adjusted pursuant to Section 2.01(c)), CedarStone may pay a dividend immediately prior to the Effective Time equal to the lesser of the difference between the CedarStone Adjusted Consolidated Shareholders’ Equity and the Minimum Equity Amount (as such amount may be adjusted pursuant to Section 2.01(c)), or Four Hundred Eighty-Seven Thousand Five Hundred Dollars ($487,500);

AGREEMENT AND PLAN OF MERGER PAGE 40 (iii) purchase or otherwise acquire any investment security for their own account that exceeds $500,000 individually or purchase or otherwise acquire any security other than U.S. Treasury or other governmental obligations or asset-backed securities issued or guaranteed by United States governmental or other governmental agencies, and, in either case, any such purchased or otherwise acquired security shall have an average remaining life of three (3) years or less, or sell any investment security owned by them other than sales made in the ordinary course of business as previously conducted during the past three (3) years and in accordance with applicable Laws and regulations or engage in any activity that would be inconsistent with the classification of investment securities as either “held to maturity” or “available for sale”; (iv) except for unfunded loan commitments and loans currently under consideration each of which are disclosed in Schedule 3.11 of the CedarStone Disclosure Schedule, make, renew, or otherwise modify any loan, loan commitment, letter of credit, or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of CedarStone or any Subsidiary in excess of One Million Dollars ($1,000,000); provided, that CedarStone may take any such action in respect of any such Loan or Loans if the Chief Credit Officer of FFC shall be provided with notice of the proposed action in writing and FFC shall not provide written objection to the taking of such proposed action within three (3) Business Days of being provided with such notice (the lack of such objection being deemed prior written consent of FFC for purposes of this Section); (v) acquire any assets of any other Person by any means (other than personal property acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness owed to CedarStone Bank) or foreclose upon or otherwise take title to or possession or control of, any real property without first obtaining a Phase I environmental site assessment report thereon, prepared by a reliable and qualified Person (a “environmental professional”) acceptable to FFC, which indicates that the real property is free of any Recognized Environmental Conditions (a “REC”),as that term is defined in the applicable ASTM standard for environmental site assessments; provided, however, that neither CedarStone nor CedarStone Bank shall be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless CedarStone has reason to believe that such property might contain a REC; (vi) except as (1) contemplated by this Agreement (including severance, stay bonus and change in control payments anticipated to be paid as described in Sections 5.15 and 5.16 hereof), or (2) disclosed on Schedule 5.03(vi) the CedarStone Disclosure Schedule, or (3) in accordance with the terms of any CedarStone Plan, pay or agree to pay, conditionally or otherwise, any additional compensation (including bonuses) or severance benefit, take any action that would give rise to an acceleration of the right to payment, or otherwise make any changes with respect to the fees or compensation payable (or to become payable) to consultants, directors, officers, or employees, or, except as required by Law and except as contemplated by this Agreement, adopt or make any change in any CedarStone Plan or other arrangement (including any agreement for indemnification) or payment made to, for or with any of such consultants, directors, officers, or employees; (vii) fail to accrue, pay, discharge, and satisfy all debts, liabilities, obligations, and expenses, including, without limitation, trade payables, incurred in the regular and ordinary

AGREEMENT AND PLAN OF MERGER PAGE 41 course of business as such debts, liabilities, obligations, and expenses become due, unless the same are being contested in good faith; (viii) except for obligations disclosed in this Agreement, short-term FHLB advances, federal funds purchased by CedarStone Bank, trade payables, and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the CedarStone Financial Statements or the Subsequent CedarStone Financial Statements, borrow any money or incur any indebtedness in an aggregate amount exceeding $25,000; (ix) change in its accounting methods, except as may be necessary and appropriate to conform to (1) changes in tax law requirements, (2) changes in GAAP or regulatory accounting principles, as required by CedarStone’s independent auditors or its regulatory authorities, or (3) changes requested by FFC pursuant to this Agreement; (x) make, change, or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment, or surrender any right to claim a refund of a material amount of taxes; (xi) make application for the opening or closing of any, or open or close any, branch or automated banking facility; (xii) waive, release, grant, or transfer any material rights of value or enter into, amend, renew, or terminate (or give notice of renewal or termination with respect to) any contract, agreement, lease, commitment, understanding, arrangement, or transaction or incur any liability or obligation (other than as contemplated by Section 5.03(iv) and Section 6.08 hereof and legal, accounting, and investment banking or financial advisory fees related to the Merger), requiring payments by CedarStone or any of its Subsidiaries which exceed $25,000, whether individually or in the aggregate (other than trade payables or otherwise incurred in the ordinary course of business) or which contain any financial commitment extending more than twelve (12) months following the date of this Agreement; (xiii) except as already committed in writing and disclosed on the CedarStone Disclosure Schedule as of the date of this Agreement, make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate; (xiv) except as required by applicable Law or regulation: (1) implement or adopt any material change in its interest rate risk management or hedging policies, procedures, or practices; (2) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (3) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; (xv) take any action that would change CedarStone Bank’s loan loss reserves that is not in compliance with CedarStone Bank’s policy and past practices consistently applied and in compliance with GAAP;

AGREEMENT AND PLAN OF MERGER PAGE 42 (xvi) except as already committed in writing as of the date of this Agreement, cancel, release, or compromise any indebtedness in excess of $100,000 owing to CedarStone or any Subsidiary or any claims which CedarStone or any Subsidiary may possess, or voluntarily waive any material rights with respect thereto; (xvii) pay, discharge, settle, or compromise any litigation, claim, action, arbitration, or other proceeding against CedarStone or any Subsidiary, unless such payment, discharge, settlement, or compromise does not require CedarStone or any Subsidiary to pay any monies, incur any obligation or admit any wrongdoing or liability; (xviii)take any action that is intended or is reasonably likely to result in (A) any of its representations or warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in this Agreement not being satisfied, or (C) a breach of any provision of this Agreement; except, in each case, as may be required by applicable Law; (xix) maintain the rate of interest paid by CedarStone Bank on any deposit product, including without limitation on certificates of deposit, in a manner and pursuant to policies inconsistent with past practices; (xx) amend the Certificate of Incorporation or Bylaws of CedarStone, or similar governing documents of any of its Subsidiaries; (xxi) maintain an allowance for credit losses which is not adequate in all material respects under the requirements of GAAP, as determined in the reasonable discretion of FFC, to provide for possible losses, net of recoveries, relating to Loans previously charged off, on Loans and leases outstanding; (xxii) make any new loan or other extension of credit to any Marijuana Related Business; (xxiii) agree or commit to do, or enter into any contract regarding, anything that would be precluded by this Section; or (xxiv) enter into, amend, or modify any agreement that could result in payments to any disqualified individual that, individually or in the aggregate, would constitute excess parachute payments under Section 280G of the Code, without first obtaining the requisite shareholder approval under Section 280G(b)(5)(B) of the Code or implementing appropriate cutback provisions. 5.04 Insurance. CedarStone and its Subsidiaries shall maintain, or cause to be maintained, in full force and effect, all currently in-force insurance on its assets, properties, and operations, including, but not limited to, its financial institutions bond, directors’ and officers’ liability insurance, cybersecurity insurance, employment practices liability insurance, and property and casualty insurance in such amounts and with regard to such liabilities and hazards as are currently insured by CedarStone or its Subsidiaries as of the date of this Agreement.

AGREEMENT AND PLAN OF MERGER PAGE 43 5.05 Accruals for Loan Loss Reserve and Expenses. (a) Prior to the Effective Time, CedarStone shall and shall cause its Subsidiaries to make, consistent with GAAP and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as CedarStone and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses. (b) CedarStone recognizes that FFC may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable Law (including without limitation applicable banking laws and regulations and GAAP), from and after the date hereof CedarStone shall consult and cooperate in good faith with FFC with respect to conforming the loan and accounting policies and practices of CedarStone to those policies and practices of FFC for financial accounting and/or income tax reporting purposes, as reasonably specified in each case in writing from FFC to CedarStone, based upon such consultation and subject to the conditions in Section 5.05(d). (c) Subject to applicable Law (including without limitation applicable banking laws and regulations and GAAP), CedarStone shall consult and cooperate in good faith with FFC with respect to determining, as reasonably specified in a written notice from FFC to CedarStone, based upon such consultation and subject to the conditions in Section 5.05(d), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of CedarStone’s expenses of the Merger. (d) Subject to applicable Law (including without limitation applicable banking laws and regulations and GAAP), CedarStone and CedarStone Bank shall make such conforming changes and entries as contemplated in Section 5.05(b) and Section 5.05(c) above, but: (i) in no event prior to the 5th day next preceding the Closing Date; (ii) only after FFC acknowledges in writing that all conditions to its obligation to consummate the Merger have been satisfied and certifies in writing to CedarStone that FFC will at the Effective Time deliver to CedarStone the certificate contemplated in Section 7.02(f); and (iii) the conforming changes and entries as contemplated in this Section 5.05 shall have no impact on the calculation of CedarStone Adjusted Consolidated Shareholders’ Equity. (e) Notwithstanding anything to the contrary contained herein, CedarStone’s representations, warranties, and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken at FFC’s request in compliance with Section 5.05(d). 5.06 Acquisition Proposals. (a) CedarStone will, and will cause each of its Subsidiaries to, and its and their respective officers, directors, and representatives (including Forvis Mazars US) to, immediately cease and cause to be terminated any existing solicitations, discussions, or negotiations with any Person concerning an Acquisition Proposal (as defined in Section 5.06(e)). During the period from the date of this Agreement through the Effective Time, CedarStone shall not terminate,

AGREEMENT AND PLAN OF MERGER PAGE 44 amend, modify, or waive any material provision of any confidentiality or similar agreement to which CedarStone or any of its Subsidiaries is a party as of the date of this Agreement (other than any involving FFC). (b) Except as permitted in this Section 5.06, CedarStone shall not, and shall cause its Subsidiaries and any of their respective directors, officers and representatives (including Forvis Mazars US) not to, (i) solicit, initiate, or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to, facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) engage or participate in discussions with any Person regarding an Acquisition Proposal, except in each case as to notify such Person of the existence of the provisions of this Section 5.06; provided, however, that, at any time prior to obtaining the approval of the Merger by CedarStone’s shareholders, if CedarStone receives a bona fide Superior Proposal that the Board of Directors of CedarStone (“CedarStone Board”) determines in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take the foregoing actions would be reasonably likely to result in a violation of its fiduciary duties under applicable Law, CedarStone may furnish, or cause to be furnished, non-public information with respect to CedarStone and its Subsidiaries to the Person who made such Superior Proposal and may participate in discussions and negotiations regarding such proposal if prior to taking such action, CedarStone has used its commercially reasonable efforts to enter into a confidentiality agreement with respect to such Superior Proposal on terms no less favorable to CedarStone than the confidentiality agreement between CedarStone and FFC and that contains a standstill agreement on customary terms. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 5.06(b) by any representative (including Forvis Mazars US) of CedarStone or its Subsidiaries shall be a breach of this Section 5.06 by CedarStone. (c) Neither the CedarStone Board nor any committee thereof shall (or shall agree or resolve to) (i) fail to make, withdraw, or modify in a manner adverse to FFC or propose to withdraw or modify in a manner adverse to FFC (or take any action inconsistent with) the recommendation by such CedarStone Board or any such committee of this Agreement or the Merger, or approve or recommend, or propose to recommend, the approval or recommendation of any Acquisition Proposal (any of the foregoing being referred to herein as an “Adverse Recommendation Change”), or (ii) cause or permit CedarStone or CedarStone Bank to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.06(b)). Notwithstanding the foregoing, at any time prior to the special meeting of CedarStone’s shareholders to approve the Merger, the CedarStone Board may, in response to a Superior Proposal, effect an Adverse Recommendation Change, provided, that the CedarStone Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the shareholders of CedarStone under applicable Law, and provided, further, that the CedarStone Board may not effect such an Adverse Recommendation Change unless (A) the CedarStone Board shall have first provided prior written notice to FFC (an “Adverse Recommendation Change Notice”) that it is prepared to

AGREEMENT AND PLAN OF MERGER PAGE 45 effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement or letter of intent relating to the transaction that constitutes such Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new ten (10) Business Day period) and (B) FFC does not make, within ten (10) Business Days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the CedarStone Board (after consultation with financial advisors and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that the Adverse Recommendation Change is no longer required to comply with the CedarStone Board’s fiduciary duties to the shareholders of CedarStone under applicable Law. CedarStone agrees that, during the ten (10) Business Day period prior to its effecting an Adverse Recommendation Change, CedarStone and its officers, directors, and representatives shall negotiate in good faith with FFC and its officers, directors, and representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by FFC. (d) In addition to the obligations of CedarStone set forth in paragraphs (a), (b) and (c) of this Section 5.06, CedarStone shall as promptly as possible, and in any event within two (2) Business Days after CedarStone first obtains knowledge of the receipt thereof, advise FFC orally and in writing of (i) any Acquisition Proposal or any request for information that CedarStone reasonably believes could lead to or contemplates an Acquisition Proposal or (ii) any inquiry CedarStone reasonably believes could lead to any Acquisition Proposal, along with the terms and conditions of such Acquisition Proposal, request, or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Acquisition Proposal or request or inquiry. In connection with any such Acquisition Proposal, request, or inquiry, if there occurs or is presented to CedarStone any offer, material change, modification, or development to a previously made offer, letter of intent, or any other material development, CedarStone (or its outside counsel) shall (A) advise and confer with FFC (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto, and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request, or inquiry, and (B) promptly upon receipt or delivery thereof provide FFC with true, correct, and complete copies of any document or communication related thereto. (e) For purposes of this Agreement, “Acquisition Proposal” shall mean (i) any inquiry, proposal, or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 20% or more of the revenues, net income, or assets of CedarStone and its Subsidiaries, taken as a whole, or (B) 20% or more of any class of equity securities of CedarStone or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of CedarStone or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange, or similar transaction involving CedarStone, CedarStone Bank, or any of its other Subsidiaries pursuant to which any Person or the shareholders of any Person would own 20% or

AGREEMENT AND PLAN OF MERGER PAGE 46 more of any class of equity securities of CedarStone, CedarStone Bank, or any of CedarStone’s other Subsidiaries or of any resulting parent company of CedarStone or CedarStone Bank; or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to FFC of the transactions contemplated hereby, other than the transactions contemplated hereby. For purposes of this Section 5.06, a “Person” shall include a natural person, or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any Person acting in a representative capacity. (f) For purposes of this Agreement, “Superior Proposal” shall mean any written offer made by a third party to consummate an Acquisition Proposal (but changing the references to “20% or more” in the definition of “Acquisition Proposal” to “50% or more”) that the CedarStone Board determines in good faith (after consulting with its outside legal counsel and its financial advisers) would, if consummated, be more favorable to the shareholders of CedarStone than the transactions contemplated by this Agreement (taking into account all the factors relating to such Superior Proposal deemed relevant by the CedarStone Board, including without limitation, the amount and form of consideration, the timing of payment, risk of consummation of the transaction, the financing thereof, and all other conditions thereto (including any changes to the terms and conditions of this Agreement and the transactions contemplated herein proposed by FFC in response to such offer)). 5.07 Press Releases. FFC and CedarStone shall use commercially reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except where (and to the extent that) such prior consultation is not reasonably possible due to time considerations in respect of any announcement required by applicable Law, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. 5.08 Changes and Supplements to Disclosure Schedules. CedarStone shall promptly supplement, amend, and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the CedarStone Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or listed on the CedarStone Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of CedarStone contained herein incorrect, untrue, or misleading. No such supplement, amendment, or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII or become part of the CedarStone Disclosure Schedule unless FFC shall have first consented in writing with respect thereof (which consent shall not be unreasonably withheld, conditioned, or delayed).

AGREEMENT AND PLAN OF MERGER PAGE 47 5.09 Failure to Fulfill Conditions; Cooperation. In the event CedarStone determines that a condition to its obligation to complete the Merger cannot be fulfilled, it will promptly notify FFC. CedarStone shall cooperate fully, completely, and promptly with FFC in connection with satisfying all conditions set forth in this Agreement and effecting the transactions contemplated by this Agreement. 5.10 Access; Information. (a) FFC and its representatives and agents, shall, upon reasonable notice to CedarStone, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of the other party. FFC and its representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records, and properties of CedarStone and its Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties, and other matters; provided, however, that such access or investigation shall not interfere unnecessarily or unreasonably with the normal business operations of CedarStone or its Subsidiaries. In addition, after receipt of all Regulatory Approvals and required shareholder approvals, CedarStone shall cooperate with FFC to facilitate introductions to CedarStone Bank’s customers and key business partners and referral sources. (b) Notwithstanding anything to the contrary contained herein, no investigation by FFC or CedarStone shall affect the representations and warranties made by CedarStone or FFC herein. (c) Any confidential information or trade secrets received by FFC, CedarStone or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents, and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by FFC or CedarStone, as applicable, or at FFC’s or CedarStone’s request, returned to FFC or CedarStone, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof; provided, however, that the parties may retain such received confidential information to comply with applicable Law or regulation or professional standard or bona fide internal compliance policy requirements. Additionally, any confidential information or trade secrets received by FFC or CedarStone, or either of their agents or representatives in the course of their examinations (whether conducted prior to or after the date of this Agreement) shall be treated confidentially and in accordance with the Confidentiality Agreement (as defined in Section 11.08). (d) This Section 5.10 will not require the disclosure of any information to FFC or CedarStone: (i) which would be prohibited by law, including the disclosure of confidential supervisory information; or, (ii) which would be subject to attorney-client privilege. (e) Except to the extent prohibited by applicable Law or any Regulatory Agency, in order to provide for a smooth transition after the Closing, CedarStone shall provide FFC with copies of minutes and consents from all CedarStone Board and committee meetings no later than

AGREEMENT AND PLAN OF MERGER PAGE 48 fourteen (14) days thereafter; provided, however, that such materials shall not include matters related to discussions concerning this Agreement and the transactions contemplated hereby or any other matters that the CedarStone Board or its legal counsel has reasonably determined to be subject to attorney-client privilege. 5.11 Financial Statements. As soon as available after the date of this Agreement, CedarStone will deliver to FFC any additional audited consolidated financial statements which are prepared on its behalf or at its direction, the quarterly consolidated unaudited balance sheets and profit and loss statements of CedarStone prepared for its internal use, CedarStone Bank’s Call Reports for each quarterly period completed prior to the Effective Time, all other financial reports or statements submitted to regulatory authorities after the date hereof, and all other financial statements and financial information reasonably requested by FFC (collectively, “Subsequent CedarStone Financial Statements”). The Subsequent CedarStone Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP (to the extent applicable) and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of Call Report information for the absence of notes and/or year-end adjustments). 5.12 Environmental. (a) CedarStone will cooperate with the conduct, at any time after the date hereof until the Effective Time (the “Investigation Period”), of such physical, zoning, land use, environmental, and other inspections, examinations, and investigations of the Real Property by FFC or its designees, including, without limitation any Phase I or Phase II environmental site assessments and surveys of the Real Property (the “Property Inspections”). Subject to the rights of any tenants arising under their leases affecting the applicable Owned Real Property, FFC shall conduct the Property Inspections during reasonable business hours with at least two (2) days’ prior notice to CedarStone. FFC shall conduct the Property Inspections at its sole cost and expense. FFC shall furnish true and complete copies of any reports of the environmental consulting firm designated by FFC (the “Designated Environmental Consultant”) that it receives with respect to any Real Property, promptly upon FFC’s receipt of such reports. (b) If the Designated Environmental Consultant’s good faith estimate, based upon the results of the Phase I environmental site assessments and other diligence and investigation conducted by the Designated Environmental Consultant, of the dollar amount, if any, that CedarStone and its Subsidiaries would be required to expend due to a violation of applicable Environmental Laws for all of the CedarStone properties (collectively, the “Environmental Liabilities”) for clean-up and remediation relating to Hazardous Materials with respect to CedarStone’s or its Subsidiaries’ owned or leased real properties (including OREO) or any adjoining properties (the “Estimated Clean-Up Costs,” as further adjusted pursuant to this Section 5.12), is in excess of $100,000 (the “Environmental Liability Threshold”), FFC shall deliver to CedarStone (not later than ten (10) Business Days of its receipt of the Designated Environmental Consultant’s good faith estimate) a written notice (an “Environmental Cost Notice”) setting forth the Estimated Clean-Up Costs and describing the nature of such Environmental Liabilities and the course of action proposed to be taken by FFC or its

AGREEMENT AND PLAN OF MERGER PAGE 49 Subsidiaries (if it were to become the owner of such properties as a result of the Merger) to remediate or otherwise address the environmental problems and providing an estimate of the out-of-pocket cost of such remediation expected to be incurred (if different from the Estimated Clean-Up Costs). If CedarStone disagrees with FFC’s estimate of the amount of out-of-pocket costs of such remediation or the course of action proposed by FFC, CedarStone shall deliver to FFC a written notice of such objection (an “Environmental Cost Objection”) within five (5) Business Days of CedarStone’s receipt of the Environmental Cost Notice. No later than five (5) Business Days following FFC’s receipt of an Environmental Cost Objection, one or more members of senior management of FFC and CedarStone having authority to resolve the dispute shall meet (in person or by telephone) (an “Environmental Cost Meeting”) and shall negotiate in good faith in an attempt to resolve the difference set forth in the Environmental Cost Objection. Regardless of whether the parties reach a resolution of the dispute within two (2) Business Days of the first such meeting, subsection (c) shall apply. (c) The Estimated Clean-up Costs shall be deemed to have been established and agreed to for purposes of this Section 5.11: (i) if FFC does not receive an Environmental Cost Objection, as of the last date that an Environmental Cost Objection would have been timely under subsection (b) above, or (ii) if an Environmental Cost Objection is delivered to FFC and finally resolved as set forth in subsection (b) hereof, as of the date of such resolution, or (iii) if an Environmental Cost Objection remains unresolved under subsection (b) hereof (in which event the Estimated Clean-Up Costs shall be as set forth in the Environmental Cost Notice), then as of the third Business Day following the Environmental Cost Meeting. 5.13 Governmental Reports and Shareholder Information. Promptly upon its becoming available, CedarStone shall furnish to FFC one (1) copy of each financial statement, report, notice, or proxy statement sent by CedarStone to any Governmental Authority or to CedarStone’s shareholders, and of any order issued by any Governmental Authority in any proceeding to which CedarStone is a party. For purposes of this Agreement, “Governmental Authority” shall mean any court, board, agency, department, committee, commission, central bank, office or authority of any nature whatsoever (including any political subdivision or instrumentality thereof) for any governmental or quasi-governmental unit (whether federal, state, commonwealth, county, district, municipal, city, parish, provincial or otherwise) now or hereafter in existence (including, without limitation, (i) any state regulatory authority (including without limitation the Tennessee Department of Financial Institutions, (ii) the Securities and Exchange Commission, (iii) the Board of Governors of the Federal Reserve System, (iv) the Federal Deposit Insurance Corporation, and (v) any Self Regulatory Organization ((i) – (v), collectively “Regulatory Agencies”)). For purposes of clarity, a “report” for purposes of this Section 5.13 shall include any report or notice to any Governmental Authority, whether or not legally required to be submitted to such Governmental Authority, of a Security Breach related to Personal Data or any other compromise of a CedarStone IT Asset.

AGREEMENT AND PLAN OF MERGER PAGE 50 5.14 Adverse Actions. CedarStone shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement, (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable Law or regulation, or (e) any payment to Persons who are disqualified individuals in respect of CedarStone, its Subsidiaries, or their successors, not being allowable as deductions for federal income tax purposes reason of Section 280G of the Code. 5.15 Employee Benefits and Employees. (a) Neither the terms of Section 6.02 hereof nor the provision of any employee benefits by FFC or any of its Subsidiaries to employees of CedarStone or any of its Subsidiaries shall: (i) create any employment contract, agreement, or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of CedarStone or any of its Subsidiaries; or (ii) prohibit or restrict FFC or its Subsidiaries, whether before or after the Effective Time, from changing, amending, or terminating any employee benefits provided to its employees from time to time. (b) Before the date that is sixty (60) days prior to Closing, FFC will use its best efforts to notify CedarStone of the employees FFC intends to retain after the Effective Time. Prior to the Closing Date, CedarStone or CedarStone Bank shall be responsible for timely giving any notices to, and terminating as of the Effective Time, any employees whose employment will not be continued by FFC, and CedarStone shall pay any and all amounts which are then due and payable to such employees in connection with the termination of their employment, including, without limitation, all accrued vacation pay. (c) Before Closing, with CedarStone’s prior consent (which consent shall not be unreasonably withheld), FFC may conduct such training and other programs as it may, in its reasonable discretion and at its sole expense, elect to provide for those employees who will be continuing employment with FFC; provided, however, that such training and other programs shall not materially interfere with or prevent the performance of the normal business operations of CedarStone. (d) Prior to the Closing, CedarStone shall use commercially reasonable efforts to enter into stay bonus agreements for stay bonuses in such amounts and with those employees of CedarStone or its Subsidiaries as designated by FFC on Schedule 5.15(c) of the FFC Disclosure Schedule. The stay bonus agreements shall be in form and substance satisfactory to FFC in its sole discretion. FFC’s determination of stay bonus recipients, amounts, and terms shall be final and made in FFC’s sole discretion without requirement of CedarStone approval. Stay bonuses shall be paid by FFC after the Effective Time and shall not constitute change-in-control payments by CedarStone for purposes of 280G or any other provision of the Code.

AGREEMENT AND PLAN OF MERGER PAGE 51 5.16 Termination of 401(k) Plan. (a) CedarStone shall make, or cause to be made, timely contributions to the CedarStone Bank 401(k) Plan (the “CedarStone 401(k) Plan”) between the date hereof and the Effective Time consistent with the terms of the CedarStone 401(k) Plan and past practices, including, without limitation, elective deferral contributions of those CedarStone 401(k) Plan participants who are employed by CedarStone or its Subsidiaries. (b) No later than twenty (20) Business Days prior to the Closing Date, CedarStone, pursuant to the provisions of the CedarStone 401(k) Plan, shall, subject to review and approval by FFC and to consummation of the Merger: (i) adopt, or cause to be adopted, resolutions to terminate the CedarStone 401(k) Plan, consistent with the provisions of Code Section 401(k)(10), effective as of a date that is not later than the day before the Closing Date (the “Plan Termination Date”) and (ii) amend, or cause to be amended, the CedarStone 401(k) Plan effective as of a date not later than the Plan Termination Date to freeze participation in and benefit accruals under the CedarStone 401(k) Plan, to vest fully all accrued benefits and to provide that all benefits under the CedarStone 401(k) Plan shall be distributed in accordance with plan terms as soon as administratively feasible after the termination date. (c) Any contributions due to the CedarStone 401(k) Plan for the period prior to the Plan Termination Date, and not yet paid on the Plan Termination Date, will be contributed, or caused to be contributed by CedarStone as soon as administratively feasible following the Plan Termination Date. (d) CedarStone shall continue, or cause to be continued, in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to CedarStone or a Subsidiary as described in ERISA Section 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the CedarStone 401(k) Plan. 5.17 Disposition of Welfare Benefit and Sec. 125 Plans. (a) Except as provided in Section 6.02(f), any welfare benefit (health, dental/vision, life/AD&D, LTD), Internal Revenue Code Section 125, or “cafeteria,” plans currently sponsored by CedarStone or CedarStone Bank shall be terminated as of the Effective Time on terms reasonably acceptable to FFC, unless FFC determines that any such plan shall be continued past the Effective Time. CedarStone shall take, or cause to be taken, all actions necessary to terminate all of CedarStone’s and any Subsidiary’s group insurance policies before the Effective Time on terms reasonably acceptable to FFC, unless otherwise instructed by FFC. CedarStone shall be responsible for and fully accrue on its books and records all costs and expenses associated with plan terminations, including any cancellation fees or penalties prior to the Effective Time. (b) From the date of this Agreement through the Effective Time, CedarStone shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under CedarStone’s welfare benefit plans; (ii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from compensation; and (iii) pay all eligible

AGREEMENT AND PLAN OF MERGER PAGE 52 claims incurred, in accordance with the terms and conditions of such plan, under the cafeteria plan’s health and dependent care flexible spending accounts prior to the Effective Time. (c) In the event any CedarStone cafeteria plan is terminated prior to the Closing Date, the balances in any health and dependent care flexible spending accounts thereunder as of the date of termination shall be transferred to the applicable components of the FFC cafeteria plan to the extent permitted under the FFC plan. Benefit and compensation deferral elections in effect at that time shall be continued under the FFC cafeteria plan, subject to subsequent changes as provided in the FFC plan. All benefit payments related to the transferred balances shall be made in accordance with the FFC cafeteria plan. 5.18 CedarStone Bank Merger. Prior to the Effective Time, CedarStone shall, and cause CedarStone Bank to, cooperate with FFC and take such action as reasonably requested by FFC and necessary to merge CedarStone Bank with and into First Financial Bank as of the Effective Time. 5.19 Cooperation on Conversion of Systems. CedarStone agrees to commence immediately after the date of this Agreement (and continue until Closing or completed) using its commercially reasonable efforts to ensure an orderly transfer of information, processes, systems, and data to FFC and to otherwise assist FFC in facilitating the conversion of all of CedarStone’s systems into, or to conform with, FFC’s systems (including cooperating with FFC in the training of CedarStone’s and its Subsidiaries’ employees on FFC’s systems), so that, as of the Closing, the systems of CedarStone are readily convertible to FFC’s systems to the fullest extent possible without actually converting them prior to the Closing. CedarStone and FFC shall meet on a regular basis to discuss and plan for the conversion of CedarStone’s data processing and related electronic informational systems to those used by FFC, which planning shall include, without limitation: (i) discussion of possible termination by CedarStone of third-party service provider arrangements effective at or following the Effective Time, including the Data Processing Agreement; (ii) non-renewal of personal property leases and software licenses used by CedarStone in connection with its systems operations; and (iii) retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services. 5.20 Installation/Conversion of Equipment. Prior to the Effective Time, at times mutually agreeable to FFC and CedarStone, FFC may, at FFC’s sole expense, install teller equipment, platform equipment, security equipment, and computers, at the CedarStone and CedarStone Bank offices, branches, and ATM locations, and CedarStone shall cooperate with FFC in connection with such installation; provided, however, that such installations shall not interfere with the normal business activities and operations of CedarStone or CedarStone Bank or require material alterations to CedarStone’s or CedarStone Bank’s facilities.

AGREEMENT AND PLAN OF MERGER PAGE 53 5.21 Termination of Contracts. CedarStone shall cooperate with FFC to determine which contracts, agreements, or arrangements will not be retained by FFC and will be terminated, in addition to terminating the Data Processing Agreement (collectively, the “Terminated Contracts”). CedarStone shall promptly give notice and take all other appropriate and commercially reasonable actions to terminate the Terminated Contracts and to determine any and all termination costs, including without limitation, early termination fees, penalties, and recaptures of discounts. 5.22 Accuracy of Information Provided to FFC. CedarStone agrees that the information concerning CedarStone or any of its Subsidiaries that is provided or to be provided by CedarStone to FFC for inclusion in any documents filed or to be filed with any regulatory authority or Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement will: (a) at the respective times such documents are filed, and, in the case of the proxy statement to be prepared by CedarStone, or any amendment thereof or supplement thereto (“Proxy Statement”), when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement, at the time of the CedarStone Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, CedarStone shall have no responsibility for the truth or accuracy of any information supplied by FFC with respect to FFC or any of its Subsidiaries or any of their Affiliates contained in the Proxy Statement or in any document submitted to, or other communication with, any Governmental Authority. ARTICLE VI. COVENANTS OF FFC FFC covenants and agrees with CedarStone and covenants and agrees to cause its Subsidiaries to act as follows (and CedarStone covenants and agrees with FFC as follows): Approvals. FFC shall have primary responsibility of the preparation, filing, and costs of all bank regulatory applications required for consummation of the Merger, and FFC shall file such applications as promptly as practicable after the execution of this Agreement. FFC shall provide to CedarStone and its counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. FFC and CedarStone shall cooperate fully and use commercially reasonable efforts to procure, upon terms and conditions reasonably acceptable to each of them, all consents, authorizations, approvals, registrations, and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement.

AGREEMENT AND PLAN OF MERGER PAGE 54 Employee Benefit Plans and Employee Payments. (a) FFC shall make available to the officers and employees of CedarStone or any Subsidiary who continue as employees of FFC or any Subsidiary after the Effective Time (“Continuing Employees”), substantially the same employee benefits as are generally available to all FFC employees, except where different benefits are required by other provisions of this Agreement. As a condition to employment, all Continuing Employees must execute and return to FFC the Non-Disclosure and Non-Solicitation Agreement utilized by FFC with respect to its or its Subsidiaries’ employees. (b) FFC and CedarStone agree to address any issues related to the differences between the vacation and paid time off policies of CedarStone and any Subsidiary (including, without limitation, any banked paid time) and the vacation and paid time off policies of FFC governing the use of paid time off accrued prior to the Effective Time, and communicate the proposed reconciliation of the policies to the Continuing Employees prior to the Effective Time. Effective as of the later of the Effective Time or the date on which the FFC vacation and paid time off policies are made available to the Continuing Employees, such Continuing Employees will be subject to the terms and conditions of the FFC vacation/paid time off policy in place for similarly situated employees of FFC, with credit given for all prior years of service with CedarStone or any Subsidiary for purposes of determining vacation/paid time off pay eligibility and the amount of such vacation/paid time off pay. (c) Continuing Employees will receive credit for prior service with CedarStone or its Subsidiaries, or their predecessors, for purposes of eligibility and vesting (but not benefit accrual) under the First Financial Corporation Employees’ 401(k) Savings Plan and First Financial Corporation Employee Stock Ownership Plan. (d) To the extent a CedarStone employee benefit plan is terminated at or prior to the Effective Time, Continuing Employees shall become eligible to participate in FFC’s similar employee benefit plans as of the Effective Time. FFC will use its reasonable best efforts to: (i) avoid subjecting Continuing Employees to any waiting periods or additional pre-existing condition limitations under the health and dental plans of FFC or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of CedarStone; and (ii) give credit under the applicable FFC plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding CedarStone plan during the balance of the then current 12-month period of coverage. (e) To the extent permitted under the terms of any tax-qualified retirement plan maintained by FFC after the Effective Time and subject to the terms and conditions thereof, such plan shall accept “eligible rollover distributions” (within the meaning of Code Section 402(c)(4)) of cash amounts and plan loans received from the CedarStone 401(k) Plan with respect to any Continuing Employees. (f) FFC may elect to continue to maintain all CedarStone employee welfare benefit and cafeteria plans currently in effect at the Effective Time until such time as FFC determines, in its sole discretion, to modify or terminate any or all of those plans. Claims incurred under the

AGREEMENT AND PLAN OF MERGER PAGE 55 employee welfare benefit and cafeteria plans prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines. (g) Except for any employee receiving a separate change in control, severance or similar payment in connection with the Closing of the Merger, those employees of CedarStone Bank as of the Effective Time who (i)(A) are still employed by CedarStone Bank and who First Financial Bank elects not to employ after the Effective Time, or (B) who are Continuing Employees and are terminated other than for cause within six (6) months after the Closing Date; and (ii) sign and deliver a termination and release agreement in a form acceptable to First Financial Bank, which shall at FFC’s sole discretion include typical confidentiality provisions and one-year restrictive covenant provisions relating to non-solicitation of customers and employees of First Financial Bank, shall be entitled to severance pay equal to two (2) weeks of pay, at their base rate of pay in effect at the time of termination, for each full year of continuous service with CedarStone Bank with a minimum of four (4) weeks and a maximum of twenty-six (26) weeks. For purposes of this Section, “continuous service” means uninterrupted service with CedarStone or CedarStone Bank, without credit for service with any other employer or entity. Service credit shall be calculated based on CedarStone’s payroll records and shall exclude any periods of unpaid leave exceeding thirty (30) days. Nothing in this Section shall be deemed to limit or modify FFC’s or First Financial Bank’s at-will employment policy or any employee’s at-will employment status. (h) Until the Effective Time, CedarStone or a Subsidiary of CedarStone, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. FFC or a FFC Subsidiary, whichever is applicable, shall, after the Effective Time, be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of CedarStone or a Subsidiary of CedarStone who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of CedarStone or a Subsidiary of CedarStone who incurs a qualifying event before the Effective Time. (i) All determinations by FFC regarding employee benefits, compensation, retention, termination, and related matters shall be made in FFC’s sole discretion and shall be final and binding. FFC shall have no obligation to provide benefits, compensation, or treatment to any CedarStone employee that is more favorable than that provided to similarly situated employees of FFC. Adverse Actions. FFC shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (b) any of the conditions to the Merger set forth in Article VII not being satisfied, or (c) a material violation of any provision of this Agreement.

AGREEMENT AND PLAN OF MERGER PAGE 56 D&O Insurance and Indemnification. (a) For a period of six (6) years following the Effective Time, FFC agrees that all rights to indemnification (including rights to advancement of expenses) provided for in the respective Charters and Bylaws of CedarStone and CedarStone Bank, or required under any applicable Law, in each case as in effect on the date hereof, will survive the Merger and will not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of the present and former directors and officers of CedarStone and CedarStone Bank (each, an “Indemnified Party”) for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time. Notwithstanding anything to the contrary contained in this Section 6.04, FFC shall not be required to indemnify, defend, or hold harmless any Indemnified Party to a greater extent than either CedarStone or CedarStone Bank could, as of the date of this Agreement, indemnify, defend, and hold harmless such Indemnified Party, and indemnification shall only be provided to the extent it is permitted by any applicable federal or state Laws. (b) FFC shall cause the persons serving as officers and directors of CedarStone and CedarStone Bank immediately prior to the Effective Time to be covered for a period of six (6) years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by CedarStone (the “Existing Policy”) or by a comparable or better policy (the “Replacement Policy”). Prior to the Effective Time, as instructed by FFC, CedarStone shall cause the applicable broker of record for its Existing Policy and its Financial Institution Bond (or similar policy) to be assigned to FFC’s designee. Such assignments in favor of FFC’s designee shall be executed by CedarStone with sufficient time to allow FFC and its designee to place the insurance required by this Section. The Existing Policy or Replacement Policy, subject to policy terms and conditions, shall provide coverage with respect to covered acts or omissions occurring prior to the Effective Time; provided, however, that FFC shall not be required to pay annual premiums for the Existing Policy (or for any Replacement Policy) in excess of 150% of the annual premium for the current annual term of the Existing Policy (the “Maximum Amount”); and, provided, further, however, that, if FFC is unable to maintain or obtain the insurance called for by this Section 6.04(b), FFC shall obtain as much comparable insurance as is available for the Maximum Amount. FFC’s obligations within this Section 6.04(b) apply solely and exclusively to the Existing Policy and the existing Financial Institution Bond at each policy’s current limits of insurance, as well as its other terms, conditions, exclusions, and annual premiums as of the date of this Agreement, and which must be continuously maintained in force by CedarStone without interruption, cancellation, or amendment until the Effective Time or FFC’s obligations within this Section shall cease. (c) The provisions of this Section 6.04 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and personal representatives. (d) In the event that either FFC or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of FFC shall assume the obligations set forth in this Section 6.04.

AGREEMENT AND PLAN OF MERGER PAGE 57 (e) The following provisions shall apply to any challenge or litigation brought against CedarStone, CedarStone Bank, or their respective employees, officers, and directors with respect to the execution and/or consummation of this Agreement, the transactions contemplated hereby, or any proxy statement issued in connection with the proposed transactions (“Transaction Litigation”): (i) At all times before the Closing, CedarStone shall keep FFC fully informed about the conduct of any Transaction Litigation and shall not settle any such Transaction Litigation without FFC’s advance written consent (which consent shall not be unreasonably withheld, conditioned, or delayed). (ii) Should Transaction Litigation continue or be initiated after the Closing, FFC shall have the sole right to control the defense of the Transaction Litigation, including the right to settle any such litigation without consent from any CedarStone or CedarStone Bank employees, officers, or directors who are defendants, so long as such settlement does not, with respect to any such defendants, (1) involve an admission of fault or personal liability, (2) impose any legal restrictions on such defendant’s future conduct, or (3) require payment of any amount in settlement. Changes and Supplements to FFC Disclosure Schedules. FFC shall promptly supplement, amend, and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the FFC Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or listed on the FFC Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of FFC contained herein materially incorrect, untrue or misleading. No such supplement, amendment, or update shall have any effect for the purposes of determining satisfaction of the conditions set forth in Article VII or become part of the FFC Disclosure Schedule unless CedarStone shall have first consented in writing with respect thereof. Tax Matters. (a) Following the Closing, FFC will cause CedarStone’s current, regularly utilized accounting firm to prepare and file all federal income tax returns or similar state or local income tax returns that are required to be filed by, or with respect to CedarStone or any of its Subsidiaries for taxable periods ending on or before the Closing Date (“Pre-Closing Income Tax Returns”) in a timely manner. All Pre-Closing Income Tax Returns shall be prepared in accordance with CedarStone’s past custom and practice, except as otherwise required by applicable Law. Except as required by applicable Law, neither FFC nor any of its Subsidiaries shall amend, restate, or correct any Pre-Closing Income Tax Returns or other tax returns of CedarStone or its Subsidiaries with respect to periods ending on or before the Closing Date if such action would have the effect of increasing the tax liability of any former CedarStone shareholder.

AGREEMENT AND PLAN OF MERGER PAGE 58 (b) All transfer taxes incurred in connection with this Agreement shall be borne and paid by FFC, and FFC shall timely file all necessary tax returns and other documentation with respect to all such transfer taxes. (c) Neither FFC, Merger Sub, CedarStone, nor any Subsidiary of the foregoing, shall make any election pursuant to Section 338 of the Code with respect to the transactions contemplated under this Agreement. Failure to Fulfill Conditions; Cooperation. In the event FFC determines that a condition to its obligation to complete the Merger cannot be fulfilled, it will promptly notify CedarStone. FFC shall cooperate fully, completely, and promptly with CedarStone in connection with satisfying all conditions set forth in this Agreement and effecting the transactions contemplated by this Agreement. ARTICLE VII. CONDITIONS PRECEDENT TO THE MERGER Conditions Precedent to FFC’s Obligations. The obligation of FFC to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by FFC: (a) Representations and Warranties at Effective Time. The representations and warranties of CedarStone set forth in Section 3.01 (Organization and Authority), Section 3.02 (Authorization), Section 3.03(a) and Section 3.03(b) (Capitalization), Section 3.13 (No Shareholder Rights Plan), Section 3.21 (Broker’s, Finder’s or Other Fees), Section 3.25 (Shareholder Approval), Section 3.30 (Agreements with Regulatory Agencies), and Section 3.34 (Fairness Opinion) (in each case after giving effect to the Preamble to Article III) shall be true and correct in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of CedarStone set forth in this Agreement (without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the Preamble to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on CedarStone or the Surviving Corporation. (b) Covenants. Each of the covenants and agreements of CedarStone shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

AGREEMENT AND PLAN OF MERGER PAGE 59 (c) Deliveries at Closing. FFC shall have received from CedarStone at the Closing the items and documents, in form and content reasonably satisfactory to FFC, set forth in Section 10.02(b). (d) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions, or requirements which (i) following the Effective Time, would have a Material Adverse Effect on FFC, or (ii) is a Non-Standard Condition which the Board of Directors of FFC reasonably determines in good faith, would materially reduce the benefits of the transactions contemplated hereby to such a degree that FFC would not have entered into this Agreement had such conditions, restrictions, or requirements been known at the date hereof. (e) Shareholder Approval. The shareholders of CedarStone shall have approved and adopted this Agreement as required by applicable Law and the terms of this Agreement. (f) Officers’ Certificate. CedarStone shall have delivered to FFC a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of CedarStone contained in Article III are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.01(a); (ii) all the covenants of CedarStone have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) CedarStone has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it. (g) Material Proceedings. None of FFC, CedarStone, or any of their Subsidiaries, shall be subject to any statute, rule, regulation, injunction, order, or decree, which shall have been enacted, entered, promulgated, or enforced, which prohibits, prevents, or makes illegal the completion of the Merger, and no material claim, litigation or proceeding shall have been initiated and pending or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger. (h) CedarStone Adjusted Consolidated Shareholder’s Equity. As of the close of business on the Closing Date, the CedarStone Adjusted Consolidated Shareholders’ Equity shall not be less than (A) the Minimum Equity Amount (as such amount may be adjusted pursuant to Section 2.01(c)), less (B) Five Hundred Thousand Dollars ($500,000). CedarStone shall deliver to FFC no later than five (5) business days prior to the scheduled Closing Date a written estimate of the CedarStone Adjusted Consolidated Shareholder’s Equity. For purposes of this Agreement, “CedarStone Adjusted Consolidated Shareholders’ Equity” shall be an estimate of the “total equity capital” of CedarStone calculated in the manner as reported on Schedule SC – Balance Sheet, Item 16(f), of the Parent Company Only Financial Statements for Small Holding Companies – FR Y-9SP, calculated as of the close of business on the Closing Date to the reasonable satisfaction of FFC, including without limitation the recognition of or accrual for: (i) all federal, state, local and foreign taxes for all periods ending on or prior to the close of business on the Closing Date;

AGREEMENT AND PLAN OF MERGER PAGE 60 (ii) the recognition of or accrual for all contributions, premiums, or other payments owed under any (A) employment agreement, change in control agreement, termination agreement or similar agreements, of (B) CedarStone Plan or employee policy of CedarStone or its Subsidiaries; (iii) the recognition of or accrual for all Estimated Clean Up Costs determined pursuant to Section 5.12(b) and costs to cure Unpermitted Exceptions as determined pursuant to Section 3.10(b); (iv) the accrual for any refunds of insurance premiums that were previously prepaid in connection with the cancellation of such insurance policies; and (v) the recognition of or accrual for all expenses paid or incurred or projected to be paid or incurred by CedarStone in connection with this Agreement and the Merger, including, without limitation, any fees or expenses of attorneys, accountants, consultants, financial advisor, investment bankers, and other professional advisors; provided, however, that: (vi) any accruals established by CedarStone or changes made pursuant to Section 5.05; (vii) any changes to the valuation of the CedarStone investment portfolio attributed to ASC 320, whether upward or downward, from March 31, 2025 until the measurement date; (viii) the reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) paid or payable in connection with CedarStone successfully enforcing any provision or provisions of the Agreement against FFC (whether by litigation, arbitration, mediation, settlement or negotiation); (ix) any net unrealized gains or losses on available for sale securities from March 31, 2025 through the Closing Date; and (x) any early termination fees or penalties incurred or accrued by CedarStone in connection with the termination of any agreement at the request or direction of FFC or as required by this Agreement (including, without limitation, the termination of the Data Processing Agreement, the CedarStone 401(k) Plan, and/or any CedarStone Plan); in each case accrued, incurred or to be incurred by CedarStone through the Effective Time in connection with this Agreement and the transactions contemplated hereby, will not reduce or impact the calculation of the CedarStone Adjusted Consolidated Shareholders’ Equity for purposes of this Section. (i) Consents. CedarStone shall have obtained or caused to be obtained (a) all written consents, if any, required to be obtained under the Material Contracts, and (b) all permits, authorizations, other written consents, permissions and approvals as required for the lawful consummation of this Merger and as required under all agreements, contracts, appointments,

AGREEMENT AND PLAN OF MERGER PAGE 61 indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement. (j) No Material Change. No Material Adverse Effect to CedarStone or its Subsidiaries shall have occurred or is reasonably likely to occur from the date hereof. (k) Section 280G Compliance Certificate. CedarStone shall have delivered to FFC a certificate executed by CedarStone’s chief executive officer and chief financial officer, dated as of the Effective Time, certifying that (i) CedarStone has conducted a comprehensive analysis of all payments that may be made to any “disqualified individual” (as defined in Section 280G of the Code) in connection with the transactions contemplated hereby, (ii) no such payments will constitute “excess parachute payments” within the meaning of Section 280G of the Code, and (iii) if necessary to avoid excess parachute payments, CedarStone has obtained the requisite shareholder approval under Section 280G(b)(5)(B) of the Code or has implemented appropriate cutback provisions in all applicable agreements. Conditions Precedent to CedarStone’s Obligations. The obligation of CedarStone to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by CedarStone: (a) Representations and Warranties at Effective Time. Each of the representations and warranties of FFC contained in this Agreement shall be true, accurate, and correct in all respects, at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date). (b) Covenants. Each of the covenants and agreements of FFC shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time. (c) Deliveries at Closing. CedarStone shall have received from FFC at the Closing the items and documents, in form and content reasonably satisfactory to CedarStone, listed in Section 10.02(a) hereof. (d) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. (e) Shareholder Approval. The shareholders of CedarStone shall have approved and adopted this Agreement as required by applicable Law and the terms of this Agreement. (f) Officers’ Certificate. FFC shall have delivered to CedarStone a certificate signed by its Chief Executive Officer and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of FFC contained in Article IV are true, accurate and correct in all respects on and as of the Effective Time subject to the standard specified in Section 7.02(a) above; (ii) all the covenants of FFC have been complied with in all material respects

AGREEMENT AND PLAN OF MERGER PAGE 62 from the date of this Agreement through and as of the Effective Time; and (iii) FFC has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it. (g) Material Proceedings. None of FFC, CedarStone, or any Subsidiary of FFC or CedarStone, shall be subject to any statute, rule, regulation, injunction, order, or decree, which shall have been enacted, entered, promulgated, or enforced, which prohibits, prevents, or makes illegal the completion of the Merger, and no material claim, litigation, or proceeding shall have been initiated and pending or threatened seeking to prevent the completion of the Merger. (h) Limited Reduction in Aggregate Merger Consideration. The aggregate amount to be paid by FFC pursuant to Section 2.01(a) and Section 2.01(b) is reduced by FFC by more than Five Hundred Thousand Dollars ($500,000) pursuant to Section 2.01(c). ARTICLE VIII. TERMINATION OF MERGER Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows: (a) by the mutual written consent of FFC and CedarStone; (b) by either of CedarStone or FFC by written notice to the other: (i) if this Agreement and the Merger are not approved by the requisite vote of the shareholders of CedarStone at the CedarStone Shareholders’ Meeting contemplated in Section 5.01; (ii) (x) if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment, or injunction or taken any other action that permanently restrains, enjoins, or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction, or other action shall have become final and non-appealable; or (y) if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial (despite the commercially reasonable efforts of the parties hereto to appeal or reverse such denial) has become final and non-appealable; or (z) any application, filing, or notice for a regulatory approval has been withdrawn at the request or recommendation of the applicable Governmental Authority; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (x), (y) and (z) above; (iii) if the consummation of the Merger shall not have occurred on or before the date which is one (1) year from the date of this Agreement (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Merger to occur on or before the Outside Date; provided further, that the Outside Date may be extended by either FFC or CedarStone for an additional three (3) months by written notice to the other party

AGREEMENT AND PLAN OF MERGER PAGE 63 if the Closing shall not have occurred by such date and on such date the conditions set forth in Section 7.01(d) and Section 7.02(d) (Regulatory Approvals) have not been satisfied or waived and each of the other conditions set forth in Article VII has been satisfied, waived or remains capable of being satisfied; or (c) by written notice from FFC to CedarStone, if: (i) any event shall have occurred which is not capable of being cured prior to the earlier of the Outside Date or within forty-five days after receipt of all required Regulatory Approvals and would result in any condition set forth in Section 7.01 not being satisfied prior to the earlier of the Outside Date or within forty-five days after receipt of all required Regulatory Approvals; (ii) CedarStone breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by CedarStone within twenty (20) Business Days after CedarStone’s receipt of written notice of such breach from FFC; (iii) there shall have occurred after the date of this Agreement any event, change, condition, circumstance or state of facts, or aggregation of events, changes, conditions, circumstance or state of facts, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CedarStone or any Subsidiary; or (d) by written notice from CedarStone to FFC if: (i) any event shall have occurred which is not capable of being cured prior to the earlier of the Outside Date or within forty-five days after receipt of all required Regulatory Approvals and would result in any condition set forth in Section 7.02 not being satisfied prior to the earlier of the Outside Date or within forty-five days after receipt of all required Regulatory Approvals; (ii) FFC breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by FFC within twenty (20) Business Days after FFC’s receipt of written notice of such breach from CedarStone; or (e) by written notice from FFC to CedarStone: (i) if the CedarStone Board shall fail to include its recommendation to approve the Merger in the Proxy Statement; (ii) in the event of an Adverse Recommendation Change or an Adverse Recommendation Change Notice;

AGREEMENT AND PLAN OF MERGER PAGE 64 (iii) if the CedarStone Board shall approve any Acquisition Proposal or publicly recommend that the holders of CedarStone Common Stock accept or approve any Acquisition Proposal; or (iv) if CedarStone shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal. Effect of Termination. Subject to the remainder of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of FFC or CedarStone and each of their respective subsidiaries, directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in Sections 5.10(c) and 8.02 and Article XI, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Agreement, including this Section 8.02, shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional or willful breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement or any related agreement. (a) CedarStone shall pay to FFC an amount in cash equal to $1,000,000 (the “Termination Fee”) if: (i) this Agreement is terminated by FFC pursuant to Section 8.01(e); or (ii) this Agreement is terminated by either party pursuant to Section 8.01(b)(i) as a result of the failure of CedarStone’s shareholders to approve the Agreement and the Merger by the requisite vote and, prior to the date that is twelve (12) months after such termination, CedarStone or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is made or consummated before or after termination of this Agreement); or (iii) this Agreement is terminated by either CedarStone or FFC pursuant to Section 8.01(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is twelve (12) months after such termination, CedarStone or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated. (b) Any fee due under Section 8.02(b) shall be paid by CedarStone to FFC by wire transfer of same day funds concurrently with such termination. (c) In the event FFC would be entitled to the Termination Fee pursuant to Section 8.02(a), then FFC may elect, in its sole discretion, to terminate this Agreement and require the payment of such Termination Fee, in which event the Termination Fee shall be the sole and exclusive remedy for such termination event and such fee shall constitute liquidated damages. CedarStone acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, FFC would not have entered into this Agreement. Accordingly, if CedarStone fails promptly to pay

AGREEMENT AND PLAN OF MERGER PAGE 65 the Termination Fee, and, in order to obtain such payment, FFC commences a suit that results in a judgment against CedarStone for the Termination Fee, CedarStone shall also pay to FFC its reasonable costs and expenses (including attorneys’ and accountants’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest at the national prime rate in effect on the date such payment was required to be made. ARTICLE IX. EFFECTIVE TIME OF THE MERGER Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time specified in the Articles of Merger as filed with the Tennessee Secretary of State (the “Effective Time”). Unless otherwise mutually agreed to by the parties hereto, the parties shall cause the Effective Time to occur within ten (10) Business Days after the later to occur of (a) all conditions precedent to the Merger set forth in this Agreement have been fulfilled (other than conditions that, by their nature, are required to be fulfilled on the Closing Date), and (b) all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger have expired. ARTICLE X. CLOSING Closing Date and Place. So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the “Closing”) will take place on the date determined to be the date of the Effective Time by Article IX hereof (the “Closing Date”) at a location to be reasonably determined by FFC. Deliveries. (a) At the Closing, FFC will deliver to CedarStone the following: (i) the officers’ certificate contemplated by Section 7.02(f) hereof; (ii) copies of all Regulatory Approvals necessary to consummate the Merger; (iii) copies of the resolutions adopted by the Board of Directors of FFC, certified by the Secretary of FFC relative to the approval of this Agreement and the Merger; (iv) evidence of the purchase of director and officer liability insurance for the benefit of the Indemnified Parties in accordance with Section 6.04; and (v) such other documents and information as CedarStone or its legal counsel may reasonably request. (b) At the Closing, CedarStone will deliver to FFC the following: (i) the officers’ certificate contemplated by Section 7.01(f) hereof;

AGREEMENT AND PLAN OF MERGER PAGE 66 (ii) copies of the resolutions adopted by the Board of Directors and shareholders of CedarStone certified by the Secretary of CedarStone relative to the approval of this Agreement and the Merger; (iii) evidence of the termination of any agreement at the request or direction of FFC or as otherwise required by this Agreement (including, without limitation, the termination of the Data Processing Agreement, the CedarStone 401(k) Plan, and/or any CedarStone Plan); (iv) FIRPTA Certificate; and (v) such other documents and information as FFC or its legal counsel may reasonably request via written notice to CedarStone given at least two (2) Business Days prior to the Closing Date. ARTICLE XI. MISCELLANEOUS Effective Agreement. This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. Except as provided by Section 6.04 (dealing with rights to indemnification and advancements of expenses, and the rights to insurance coverage, provided to certain persons), the representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, other than the right of CedarStone, on behalf of its shareholders, to pursue damages in the event of fraud or an intentional breach of this Agreement as provided in Section 8.02(a) hereof. Waiver; Amendment. (a) The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. (b) This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

AGREEMENT AND PLAN OF MERGER PAGE 67 Notices. All notices, requests and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, or delivered by overnight express receipted delivery service as follows: If to FFC: with a copy (which shall not constitute notice) to: First Financial Corporation One First Financial Plaza Terre Haute, Indiana 47897 Attn: Norman D. Lowery President and CEO Email:LoweryND@first-online.com Amundsen Davis, LLC Capital Center, South Tower 201 North Illinois Street, Suite 1400 Indianapolis, Indiana 46204 Attn: John W. Tanselle Email: jtanselle@amundsendavislaw.com If to CedarStone: with a copy (which shall not constitute notice) to: CedarStone Financial, Inc. 900 West Main Street Lebanon, Tennessee 37087 Attn: Robert L. McDonald President and CEO Email:bmcdonald@cedarstonebank.com Baker Donelson 265 Brookview Centre Way Suite 600 Knoxville, Tennessee 37919 Attn: D. Taylor Tipton Email: ttipton@bakerdonelson.com or such substituted address or Person as any of them has given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; or (d) if delivered to the applicable email address, upon confirmed transmission by sender of the delivered email to such email address. Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement. Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

AGREEMENT AND PLAN OF MERGER PAGE 68 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument. Governing Law; Specific Enforcement; Jury Trial. This Agreement (and any and all other documents, agreements and instruments entered into in connection with the Merger and any related transaction (collectively, the “Related Agreements”) shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement or any Related Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Vigo County, Indiana or the United States District Court for the Southern District of Indiana, Terre Haute Division. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any provision of this Agreement or any Related Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement or any Related Agreement and to enforce specifically the terms and provisions of this Agreement or any Related Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY RELATED AGREEMENT. Entire Agreement. This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the Confidentiality Agreement effective as of April 10, 2025, by and between the parties (the “Confidentiality Agreement”). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto. Survival of Representations, Warranties or Covenants. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this

AGREEMENT AND PLAN OF MERGER PAGE 69 Agreement, and thereafter the parties will have no further liability with respect thereto. The covenants contained in Sections 5.10(c) and 8.02 and this Article XI shall survive termination of this Agreement and remain in full force and effect. The covenants contained in Sections 1.01, 1.03, 2.02, 5.15, 5.16, 5.17, 5.18, 6.02, 6.04 and all of the provisions of this Article XI shall survive the Effective Time. Expenses. Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby. Interpretation; Effect. In this Agreement, except as the context may otherwise require, references to: (a) the Preamble, Recitals, Sections, Exhibits or Schedules are to the Preamble to, a Recital or Section of, or Exhibit or Schedule to, this Agreement; (i) this Agreement are to this Agreement and the Exhibits and Schedules (including Disclosure Schedules) to it, taken as a whole; (ii) the transactions contemplated hereby means the Merger, the Bank Merger, and Post-Closing Merger contemplated by Sections 1.01, 103, and 1.06; (iii) any Contract (including this Agreement) or Constituent Document are to the Contract or Constituent Document as amended, modified, supplemented or replaced prior to the Effective Time, provided that, when such Contract or Constituent Document is disclosed in any Disclosure Schedule, in which case, any amendment, modification, supplement or replacement shall be referenced specifically; (iv) any act, statute or regulation are to the act, statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any act, statute or regulation include any successor to the section; and (v) any Governmental Authority includes any successor to that Governmental Authority. (b) The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section. (c) The words “include”, “includes” or “including” are to be deemed followed by the words “without limitation”. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. (d) The word “party” is to be deemed to refer to CedarStone, FFC, or Merger Sub.

AGREEMENT AND PLAN OF MERGER PAGE 70 (e) References to “dollars” and “$” mean United States dollars. (f) Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice versa, and the masculine or neuter gender shall include the masculine, feminine and neuter genders. (g) Except as expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. (h) The table of contents and Article and Section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement. (i) This Agreement is the product of joint negotiation and drafting by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement is not construed more strictly with regard to one party than with regard to the other, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. (j) No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law. [SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, FFC and CedarStone have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers. FIRST FINANCIAL CORPORATION By: /s/ Norman D. Lowery Norman D. Lowery President and CEO CS SUBSIDIARY, INC. By: /s/ Norman D. Lowery Norman D. Lowery President CEDARSTONE FINANCIAL, INC. By: /s/ Robert L. McDonald Robert L. McDonald President and CEO Signature Page to Agreement and Plan of Merger

INDEX OF EXHIBITS Exhibit A.................................................................. List of Defined Terms Exhibit 1.03.............................................................. Bank Merger Agreement Exhibit 2.01(c) ......................................................... Adjustment to Merger Consideration Exhibit 5.01.............................................................. Voting Agreement

EXHIBIT A EXHIBIT A LIST OF DEFINED TERMS Capitalized terms used but not otherwise defined herein shall have the meanings set forth below, including for purposes of the Preamble and the Recitals hereof: “1934 Act” has the meaning set forth in Section 3.03(d). “ACA” has the meaning set forth in Section 3.14(j). “Accounting Principles” means the accounting procedures, rules, standards, classifications, estimations, assumptions, policies, practices and methodologies used in the preparation of the consolidated financial statements of CedarStone and its Subsidiaries as of December 31, 2024, which shall be in accordance with GAAP and the requirements of the applicable Governmental Authorities, applied consistently and without any changes or modifications (including changes or modifications to classifications, judgments or estimation methodology) except to reflect any changes in GAAP or the requirements of the applicable Governmental Authorities that apply in any specific period. “Acquisition Agreement” has the meaning set forth in Section 5.06(c). “Acquisition Proposal” has the meaning set forth in Section 5.06(e). “Adverse Recommendation Change” has the meaning set forth in Section 5.06(c). “Adverse Recommendation Change Notice” has the meaning set forth in Section 5.06(c). “Affidavit of Lost Certificate” has the meaning set forth in Section 2.02(e). “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person, including, but not limited to, the Subsidiaries of such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings to the foregoing. “Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance herewith, including all Disclosure Schedules, other Schedules and Exhibits hereto, all of which are hereby incorporated and made a part of this Agreement. “Bank Merger” has the meaning set forth in Section 1.03. “Bank Merger Agreement” has the meaning set forth in Section 1.03. “BHC Act” means the Bank Holding Company Act of 1956, as amended.

EXHIBIT A “Board of Directors” means, with respect to any Person, the board of directors or such other similar governing body or group established pursuant to the Constituent Documents of such Person. “BOLI” has the meaning set forth in Section 3.11(e). “BSA/AML Law” has the meaning set forth in Section 3.29. “Business Day” means any day other than a Saturday or Sunday or a day in which banking institutions in Terre Haute, Indiana, are authorized or required by Law to close. “Call Reports” has the meaning set forth in Section 3.07(a)(iii). “CedarStone” means CedarStone Financial, Inc. “CedarStone 401(k) Plan” has the meaning set forth in Section 5.16(a). “CedarStone Audited Financial Statements” has the meaning set forth in Section 3.07(a). “CedarStone Bank” means CedarStone Bank, a wholly-owned subsidiary of CedarStone. “CedarStone Board” has the meaning set forth in Section 5.06(b). “CedarStone Common Stock” has the meaning set forth in Section 1.04. “CedarStone Adjusted Consolidated Shareholders’ Equity” has the meaning set forth in Section 7.01(h). “CedarStone Disclosure Schedule” has the meaning set forth in the Preamble to Article III. “CedarStone Financial Statements” has the meaning set forth in Section 3.07(a). “CedarStone IT Assets” has the meaning set forth in Section 3.27(a). “CedarStone Plan” has the meaning set forth in Section 3.14(a). “CedarStone Regulatory Agreement” has the meaning set forth in Section 3.30. “Closing” has the meaning set forth in Section 10.01. “Closing Date” has the meaning set forth in Section 10.01. “COBRA” has the meaning set forth in Section 6.02(h). “Confidentiality Agreement” has the meaning set forth in Section 11.08. “Confidential Information” has the meaning set forth in Section 3.26(h).

EXHIBIT A “Continuing Employees” has the meaning set forth in Section 6.02(a). “Defective Code” has the meaning set forth in Section 3.26(f). “Department” has the meaning set forth in Section 3.14(a)(i). “Designated Environmental Consultant” has the meaning set forth in Section 5.12(a). “Dissenting Shares” has the meaning set forth in Section 1.04. “Effective Time” has the meaning set forth in Article IX. “Environment” means soil, soil vapor, surface water, groundwater, land, sediments, surface or subsurface strata, air (including indoor air), organisms, and nature resources. “Environmental Cost Meeting” has the meaning set forth in Section 5.12(b). “Environmental Cost Notice” has the meaning set forth in Section 5.12(b). “Environmental Cost Objection” has the meaning set forth in Section 5.12(b). “Environmental Laws” has the meaning set forth in Section 3.10. “Environmental Liabilities” has the meaning set forth in Section 5.12(b). “Environmental Liability Threshold” has the meaning set forth in Section 5.12(b). “Environmental Permits” means permits, licenses, approvals, registrations, certifications, and authorizations required under Environmental Laws. “ERISA” has the meaning set forth in Section 3.14(a). “ERISA Affiliate” has the meaning set forth in Section 3.14(a). “Estimated Clean-Up Costs” has the meaning set forth in Section 5.12(b). “Exchange Agent” has the meaning set forth in Section 2.02(a). “Exempt CedarStone Stock” has the meaning set forth in Section 2.01(a). “FFC” means First Financial Corporation. “FFC Disclosure Schedule” has the meaning set forth in the Preamble to Article IV. “FFC Regulatory Agreement” has the meaning set forth in Section 4.08. “First Financial Bank” means First Financial Bank, National Association, a wholly-owned subsidiary of FFC.

EXHIBIT A “FIRPTA Certificate” shall mean a non-United States real property interest certificate in accordance with Treasury Regulation Section 1.1445-2(c)(3) and reasonably satisfactory to FFC that (a) includes the information described in Treasury Regulation Section 1.897-2(h)(2), (b) states that the CedarStone is not a “United States Real Property Holding Company” (as defined in Section 897(c)(2) of the Code and the Treasury Regulations promulgated in connection therewith) at any time during the applicable period specified by Section 897(c)(1)(A)(ii) of the Code ending on the Closing Date, (c) is signed by a duly authorized responsible corporate officer of CedarStone under penalties of perjury that the statement is correct to his or her knowledge and belief, and (d) is dated as of the Closing Date; and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897- 2(h)(2), which notice shall be delivered by FFC to the Internal Revenue Service on behalf of CedarStone after the Closing. “FRB” means the Board of Governors of the Federal Reserve System. “GAAP” has the meaning set forth in the Preamble to Article III. “Governmental Authority” has the meaning set forth in Section 5.13. “Hazardous Material” means any pollutant, toxic substance, contaminant, hazardous waste, hazardous material, hazardous substance, petroleum, or petroleum-containing product that is listed or defined in, regulated under, or made subject to any Environmental Law, including asbestos, mold, radon, and radioactive material. “Indemnified Party” has the meaning set forth in Section 6.04(a). “Indemnity Bond” has the meaning set forth in Section 2.02(e). “Intellectual Property” has the meaning set forth in Section 3.26(h). “Investigation Period” has the meaning set forth in Section 5.12(a). “knowledge” with respect to CedarStone or its Subsidiaries, has the meaning set forth in the Preamble to Article III. “knowledge” with respect to FFC or its Subsidiaries, has the meaning set forth in the Preamble to Article IV. “Law” has the meaning set forth in Section 3.05(a). “Leased Real Property” has the meaning set forth in Section 3.10(a). “Loan” has the meaning set forth in Section 5.03(iv). “Malicious Code” has the meaning set forth in Section 3.26(g). “Marijuana Business” has the meaning set forth in Section 3.05(e). “Material Adverse Effect” has the meaning set forth in the Preamble to Article III.

EXHIBIT A “Material Contracts” has the meaning set forth in Section 3.08(a). “Maximum Amount” has the meaning set forth in Section 6.04(b). “Merger Consideration” has the meaning set forth in Section 2.01(a). “Merger Sub” means CS Subsidiary, Inc., a wholly-owned subsidiary of FFC. “Minimum Equity Amount” has the meaning and shall be calculated as set forth in Section 2.01(c). “Non-Standard Condition” shall be any condition, or variations thereof, other than a condition requiring that: (1) FFC and CedarStone have obtained all necessary and final approvals from (A) the respective Boards of Directors and shareholders, and (B) the appropriate federal, state, or other appropriate authorities; (2) if the Merger does not take effect within a specified time period and a request for an extension of time has not been approved before the expiration of that time period, the consent granted shall expire at the end of the specified time period; (3) until any conditional Regulatory Approval becomes effective, the Regulatory Agency retains the right to alter, suspend, or withdraw its commitment should any interim development be deemed to warrant such action; and (4) the proposed Merger not be consummated before the 30th calendar day (or shorter time period as may be prescribed by the Regulatory Agency with the concurrence of the Attorney General) after the date of the order approving the Merger. “Old Certificates” has the meaning set forth in Section 2.02(a). “Option Shares” has the meaning set forth in Section 3.03(a). “OREO” has the meaning set forth in Section 3.10. “Outside Date” has the meaning set forth in Section 8.01(b)(iii). “Owned Real Property” has the meaning set forth in Section 3.10(a). “Person” has the meaning set forth in Sections 2.02(d) and 5.06(e), as applicable. “Personal Data” has the meaning set forth in Section 3.05(g). “Plan Termination Date” has the meaning set forth in Section 5.16(b). “Pre-Closing Income Tax Returns” has the meaning set forth in Section 6.06(a). “Property Inspections” has the meaning set forth in Section 5.12(a). “Real Property” has the meaning set forth in Section 3.10(a). “REC” has the meaning set forth in Section 5.03(v). “Regulatory Agencies” has the meaning set forth in Section 5.13.

EXHIBIT A “Regulatory Approvals” has the meaning set forth in Section 7.01(d). “Related Agreements” has the meaning set forth in Section 11.07. “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment. “Replacement Policy” has the meaning set forth in Section 6.04(b). “Security Breach” has the meaning set forth in Section 3.05(g). “Software” has the meaning set forth in Section 3.26(h). “Standard Exceptions” has the meaning set forth in Section 3.10(b). “Stockholder Representative” has the meaning set forth in Section 6.06(b). “Subsequent CedarStone Financial Statements” has the meaning set forth in Section 5.11. “Subsidiary” when used with respect to any Person, means any corporation, partnership, limited liability company, bank, savings association, savings bank, or other organization, whether incorporated or unincorporated, or Person of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (iii) such first Persons is or directly or indirectly has the power to appoint a general partner, manager, or managing member or others performing similar functions. “Superior Proposal” has the meaning set forth in Section 5.06(f). “Surviving Corporation” has the meaning set forth in Section 1.01. “Tax Claim” has the meaning set forth in Section 6.06(b). “Tax Proceeding” has the meaning set forth in Section 6.06(b). “TBCA” has the meaning set forth in Section 1.01. “TDR” has the meaning set forth in Section 3.11(a) “Terminated Contracts” has the meaning set forth in Section 5.21. “Transaction Litigation” has the meaning set forth in Section 6.04(e). “Termination Fee” has the meaning set forth in Section 8.02(a). “Unpermitted Exceptions” has the meaning set forth in Section 3.10(b). “VEBA” has the meaning set forth in Section 3.14(f).

EXHIBIT 1.03 EXHIBIT 1.03 BANK MERGER AGREEMENT (See attached)

EXHIBIT 1.03 BANK MERGER AGREEMENT Agreement to Merge between FIRST FINANCIAL BANK, NATIONAL ASSOCIATION and CEDARSTONE BANK under the charter of FIRST FINANCIAL BANK, NATIONAL ASSOCIATION under the title of FIRST FINANCIAL BANK, NATIONAL ASSOCIATION This agreement made as of November 6, 2025, between First Financial Bank, National Association (“First Financial”), a national banking association organized under the laws of the United States, being located at One First Financial Plaza, Terre Haute, Vigo County, Indiana 47807, and CedarStone Bank (“CedarStone”), a state-chartered bank incorporated under the laws of the State of Tennessee, being located at 900 W Main St, Lebanon, Wilson County, Tennessee 37087, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of 12 USC § 215a, witnessed as follows: Section 1. CedarStone shall be merged into First Financial under the charter of the latter (hereinafter referred to as the “Bank Merger”). Section 2. The name of the receiving association (hereinafter referred to as the “Association”) shall be First Financial Bank, National Association. Section 3. The business of the Association shall be that of a national banking association. This business shall be conducted by the Association at its main office to be located at One First Financial Plaza, Terre Haute, Indiana 47807, and at its legally established branches.

EXHIBIT 1.03 Section 4. The amount of capital stock of the Association shall be as specified in the Articles of Association of the Association. Section 5. All assets as they exist at the effective time of the Bank Merger shall pass to and vest in the Association without any conveyance or other transfer. The Association shall be responsible for all of the liabilities of every kind and description of each of the merging banks existing as of the effective time of the Bank Merger. Section 6. Each issued and outstanding share of capital stock of First Financial is held by First Financial Corporation (“FFC”), an Indiana corporation and a financial holding company registered under the Bank Holding Company Act of 1956, as amended. Each issued and outstanding share of capital stock of CedarStone is held by CedarStone Financial, Inc. (“CFI”), a Tennessee corporation and a bank holding company under the federal Bank Holding Company Act of 1956, as amended. Immediately prior to the Bank Merger, CS Subsidiary, Inc., a wholly-owned subsidiary of FFC (“Merger Sub”), shall merge with and into CFI (“Holding Company Merger”). In the Holding Company Merger, the outstanding shares of CFI will be cancelled in exchange for the merger consideration as set forth in the Agreement and Plan of Merger by and between FFC, Merger Sub, and CFI dated November 6, 2025 (“Merger Agreement”). The obligation of each of Merger Sub and CFI to merge is subject to the satisfaction or waiver (subject to applicable law) of all the conditions set forth in the Merger Agreement. The merger of CedarStone into First Financial is subject to completion of the Holding Company Merger. Effective immediately subsequent to the Holding Company Merger, and subject to the terms and conditions of this agreement, (i) each share of capital stock of CedarStone shall be extinguished, canceled and retired and no consideration shall be paid therefor; and (ii) each share of capital stock of First Financial shall remain issued and outstanding shares of capital stock of the Association. Section 7. Neither of the banks shall declare nor pay any dividend to its shareholders between the date of this agreement and the time at which the Bank Merger shall become effective, nor dispose of any of its assets in any other manner, except in the normal course of business and for adequate value.

EXHIBIT 1.03 Section 8. The individuals serving as directors of First Financial prior to the effective of the Bank Merger shall continue to serve as the board of directors of the Association until the next annual meeting or until such time as their successors have been elected and have qualified. Section 9. From and after the time the Bank Merger shall become effective as specified in the approval issued by the Comptroller of the Currency, the Articles of Association of First Financial shall be the Articles of Association of the Association. Section 10. This agreement shall automatically terminate, without any further action by either party hereto, immediately upon the termination of the Merger Agreement. Section 11. This agreement shall be ratified and confirmed by the affirmative vote of shareholders of each of the merging banks owning at least two thirds of its capital stock outstanding, at a meeting to be held on the call of the directors or by written consent; and the Bank Merger shall become effective at the time specified in a merger approval to be issued by the Office of the Comptroller of the Currency of the United States. Signature page follows

EXHIBIT 1.03 WITNESS, the signatures of the merging banks this 6th day of November, 2025 each set by its president and attested to by its secretary, pursuant to a resolution of its board of directors, acting by a majority. FIRST FINANCIAL BANK Attest: By: _____________________ Norman D. Lowery President and CEO _____________________ [Name] Secretary CEDARSTONE BANK Attest: By: _____________________ Robert L. McDonald President and CEO _____________________ [Name] Secretary

EXHIBIT 2.01(C) EXHIBIT 2.01(C) ADJUSTMENT TO MERGER CONSIDERATION If the CedarStone Adjusted Consolidated Shareholders’ Equity is less than the Minimum Equity Amount (as such amount may be adjusted pursuant to Section 2.01(c)), the Merger Consideration shall be reduced, in the sole discretion of FFC, by an amount no greater than the product of the following: $19.12 multiplied by a fraction: (i) the numerator of which is (A) $25,003,131, minus (B) the difference between the Minimum Equity Amount (as such amount may be adjusted pursuant to Section 2.01(c)) and the CedarStone Adjusted Consolidated Shareholders’ Equity, and (ii) the denominator of which is $25,003,131.

EXHIBIT 5.01 EXHIBIT 5.01 VOTING AGREEMENT (See attached)

EXHIBIT 5.01 VOTING AGREEMENT Each of the undersigned, being all of the directors of CEDARSTONE FINANCIAL, INC., a Tennessee corporation (“CedarStone”), and/or CEDARSTONE BANK, a Tennessee chartered bank and wholly owned subsidiary of CedarStone (“CedarStone Bank”), having, in the case of the CedarStone directors, voted for the approval and adoption by CedarStone of that certain Agreement and Plan of Merger (“Agreement and Plan of Merger”) among First Financial Corporation (“FFC”), CedarStone, and CS Subsidiary, Inc. (a wholly-owned subsidiary of FFC), whereby FFC will acquire all of the outstanding capital stock of CedarStone in exchange for cash consideration pursuant to the merger of CS Subsidiary, Inc. with and into CedarStone (the “Holding Company Merger”), in consideration of the benefits to be derived from the consummation of such merger and in consideration of the mutual agreements made in the Agreement and Plan of Merger and herein, and in order to induce FFC to execute and deliver the Agreement and Plan of Merger to CedarStone and to proceed with the consummation of the Holding Company Merger and to incur the expenses required in connection therewith, hereby irrevocably covenants and agrees with one another and with each of the parties to such Agreement and Plan of Merger that the undersigned: (a) subject to fiduciary duties and Section 5.06 of the Agreement and Plan of Merger, will recommend the Holding Company Merger for approval and adoption by the shareholders of CedarStone; (b) will vote or direct the vote of all shares of common stock of CedarStone (“CedarStone Common Stock”) now or hereafter owned, beneficially or of record, or controlled by him or her, whether individually or in a fiduciary capacity, in person or by proxy, at any meeting of the shareholders of CedarStone or adjournments thereof, in favor of the approval and adoption of the Agreement and Plan of Merger and the Holding Company Merger; (c) will refrain from making disparaging comments regarding the parties to the transactions or the proposed transactions, or taking any other action in opposition to the transactions; and (d) will not transfer any shares of CedarStone Common Stock, or any right or option with respect thereto or any interest therein, without first obtaining from the transferee thereof and furnishing to FFC a written agreement of such transferee substantially to the effect of the agreements herein made and in form and substance acceptable to FFC. The undersigned represents and warrants that he or she (except to the extent indicated below) is the sole record and/or beneficial owner of, or the fiduciary with rights to vote and dispose of, the number of shares of CedarStone Common Stock indicated beside his or her signature below. Each undersigned further represents and warrants that the undersigned’s obligations under this Voting Agreement are entered into freely and are not dependent on the participation of any or all of the other directors.

EXHIBIT 5.01 This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the consummation of the Holding Company Merger; (b) the termination of the Agreement and Plan of Merger in accordance with its terms; or (c) the taking of such action whereby a majority of the CedarStone Board, in accordance with the terms and conditions of Section 5.06 of the Agreement and Plan of Merger, withdraws its favorable recommendation of the Agreement and Plan of Merger to the shareholders of CedarStone. This Voting Agreement may be executed in one or more counterparts and delivered by facsimile, pdf or other means of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Voting Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Vigo County, Indiana or the United States District Court for the Southern District of Indiana, Terre Haute Division. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions of this Voting Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS VOTING AGREEMENT. [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

EXHIBIT 5.01 EXECUTED AND DELIVERED as of November 6, 2025. DIRECTORS: ______________________________________ ([•]shares) ______________________________________ ([•]shares) ______________________________________ ([•]shares) ______________________________________ ([•]shares) ______________________________________ ([•]shares) ______________________________________ ([•]shares) [SIGNATURE PAGE TO VOTING AGREEMENT]